EXHIBIT 99.1

Summary Consolidated Financial and Other Data

      The following tables set forth certain summary consolidated financial and other data as of and for the periods shown for Dobson Communications and for Dobson Cellular. The summary historical consolidated financial data for Dobson Communications as of and for all periods shown has been derived from the consolidated financial statements included elsewhere in this offering memorandum. The historical consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this offering memorandum and with our consolidated financial statements and related notes included herein.

      The as adjusted consolidated financial data has been prepared to give effect to the consummation of the offering and the application of the proceeds therefrom as described under “Use of Proceeds” (the “Refinancing”) as if they had occurred at, or as of the beginning of the twelve months ended June 30, 2004, and should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this offering memorandum.

      The financial data for the twelve months ended June 30, 2004 have been calculated by subtracting the data for the six months ended June 30, 2003 from the data for the year ended December 31, 2003 and then adding the appropriate data for the six months ended June 30, 2004. Financial statements for the twelve months ended June 30, 2004 are not contained in this offering memorandum. Results for the six month period ended June 30, 2004 and for the twelve months ended June 30, 2004 are not necessarily indicative of the results that may be expected for 2004.

      In the following tables, Adjusted EBITDA represents income (loss) from continuing operations before depreciation and amortization, interest expense, other income (expense), net, gain (loss) from extinguishment of debt, minority interests in income of subsidiaries and income tax benefit (expense) and, in the case of Dobson Communications, dividends on mandatorily redeemable preferred stock, gain (loss) from redemption and repurchases of mandatorily redeemable preferred stock and loss from investment in joint venture. We believe that Adjusted EBITDA provides meaningful additional information concerning a company’s operating results and its ability to service its long-term debt and other fixed obligations and to fund its continued growth. Many financial analysts consider Adjusted EBITDA to be a meaningful indicator of an entity’s ability to meet its future financial obligations, and they consider growth in Adjusted EBITDA to be an indicator of future profitability, especially in a capital-intensive industry such as wireless telecommunications. You should not construe Adjusted EBITDA as an alternative to net income (loss) as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures of other companies. See our consolidated statement of cash flows and statements of operations in our consolidated financial statements included elsewhere in this offering memorandum.

      The ratios of total debt to Adjusted EBITDA and of Adjusted EBITDA to interest expense are supplementary ratios used by analysts and investors to measure the leverage of a company relative to its performance. These ratios should be considered in addition to, but not a substitute for, the ratio of earnings to fixed charges. As noted above, our definition of Adjusted EBITDA may not be the same as other companies. As a result, these ratios may also not be comparable to similarly titled measures by other companies.

      We determine market penetration by dividing the number of our total subscribers at the end of the period by the estimated total population for those markets. We calculate average post-paid monthly churn rates based on the number of post-paid subscriber cancellations during the period as a percentage of the average total post-paid subscribers for the period.

      ARPU represents average monthly revenue per user, which is calculated as the sum of service revenue divided by the average number of subscribers.

Dobson Communications Consolidated Financial and Other Data

	Twelve Months	Six Months Ended
	Ended	June 30,		Year Ended December 31,
	June 30,
	2004(1)	2004(1)	2003	2003(1)	2002	2001

	($ in thousands except per subscriber data)
Statement of Operations Data:
Operating revenue:
Service revenue	$705,040	$370,988	$171,808	$505,860	$323,116	$281,505
Roaming revenue	204,535	92,682	89,346	201,199	176,150	186,678
Equipment and other revenue	39,965	22,485	11,215	28,695	17,504	19,191

Total operating revenue	949,540	486,155	272,369	735,754	516,770	487,374

Operating expenses:
Cost of service (exclusive of depreciation and amortization shown separately below)	225,579	116,158	64,015	173,436	138,240	138,565
Cost of equipment	90,081	51,405	17,936	56,612	40,331	43,917
Marketing and selling	115,302	62,948	27,193	79,547	61,581	62,089
General and administrative	160,348	86,832	32,592	106,108	66,473	60,508
Depreciation and amortization	170,245	92,083	41,262	119,424	75,181	155,724

Total operating expenses	761,555	409,426	182,998	535,127	381,806	460,803

Operating income	187,985	76,729	89,371	200,627	134,964	26,571
Interest expense	(197,847)	(107,021)	(47,322)	(138,148)	(108,331)	(129,154)
(Loss) gain from extinguishment of debt	(46,538)	5,739	—	(52,277)	2,202	—
(Loss) gain from redemption and repurchases of mandatorily redeemable preferred stock	(21,708)	5,069	—	(26,777)	—	—
Dividends on mandatorily redeemable preferred stock	(47,475)	(16,907)	—	(30,568)	—	—
Other income (expense), net	935	1,718	4,612	3,829	(1,636)	11,243
Minority interests in income of subsidiaries	(5,138)	(2,002)	(3,405)	(6,541)	(6,521)	(5,517)
Loss from investment in joint venture	—	—	—	—	(184,381)	(69,181)
Income tax benefit (expense)	23,090	7,503	(16,432)	(845)	52,177	36,644

(Loss) income from continuing operations	(106,696)	(29,172)	26,824	(50,700)	(111,526)	(129,394)
Discontinued operations:
Income from discontinued operations, net of income tax expense	2,004	443	10,384	11,945	24,454	1,820
Loss from discontinued operations from investment in joint venture	—	—	—	—	(327)	(720)
(Loss) gain from sale of discontinued operations, net of income tax expense	(12,729)	—	27,515	14,786	88,315	—
Gain from sale of discontinued operations from investment in joint venture	—	—	—	—	6,736	—
Cumulative effect of change in accounting principle, net of income tax benefit	—	—	—	—	(33,294)	—
Cumulative effect of change in accounting principle from investment in joint venture	—	—	—	—	(140,820)	—

Net (loss) income	$(117,421)	$(28,729)	$64,723	$(23,969)	$(166,462)	$(128,294)

	Twelve Months	Six Months Ended
	Ended	June 30,			Year Ended December 31,
	June 30,
	2004(1)	2004(1)	2003		2003(1)	2002		2001

	($ in thousands except per subscriber data)
Cash Flow Data:
Net cash provided by operating activities	$186,995	$31,918	$104,711		$259,788	$187,471		$107,158
Net cash (used in) provided by investing activities	(209,309)	(84,097)	(54,133)		(179,345)	344,579		(224,068)
Net cash (used in) provided by financing activities	(133,495)	(56,435)	(87,197)		(164,257)	(399,950)		134,941
Other Financial Data:
Adjusted EBITDA(2)	358,230	168,812	130,633		320,051	210,145		182,295
Capital expenditures, excluding cost of acquisitions	204,267	88,883	48,537		163,921	72,878		82,767
Ratio of earnings to fixed charges(3)	—	—	1.9	x	—	1.2	x	—
Other Data:
Service area POPs(4)	11,436,800	11,436,800	5,623,900		10,620,900	5,240,800		5,240,800
Ending subscribers (at period end)	1,607,500	1,607,500	828,500		1,552,100	666,500		599,200
Market penetration (at period end)	14.1%	14.1%	14.7%		14.6%	12.7%		11.4%
Average monthly post-paid churn	1.9%	1.8%	1.5%		1.7%	1.9%		1.9%
Average monthly service revenue per subscriber	$41	$39	$41		$40	$43		$43

	June 30, 2004

	Actual	As Adjusted

	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$99,625	$211,750
Property, plant and equipment, net	562,544	562,544
Total assets	3,338,935	3,450,146
Total debt	2,380,241	2,506,366
Senior exchangeable preferred stock	242,298	242,298
Series F convertible preferred stock	122,536	122,536
Stockholders’ equity	81,522	72,277

	Twelve Months Ended
	June 30, 2004

	Actual		As Adjusted

Financial Ratios:
Total debt/ Adjusted EBITDA	6.6	x	7.0	x
Net debt/Adjusted EBITDA	6.4	x	6.4	x
Adjusted EBITDA/interest expense	1.8	x	1.6	x

(1)	Includes the results of American Cellular on a consolidated basis. We acquired 100% of the outstanding stock of American Cellular on August 19, 2003. Prior to that time, we owned 50% of American Cellular and accounted for our interest in American Cellular under the equity method. As a result, American Cellular’s results for periods prior to 2003 are reflected in loss from investment in joint venture.

(footnotes continued on following page)

(2)	A reconciliation of Adjusted EBITDA to (loss) income from continuing operations as determined in accordance with generally accepted accounting principles is as follows:

		Six Months Ended
	Twelve Months	June 30,		Year Ended December 31,
	Ended
	June 30, 2004	2004	2003	2003	2002	2001

	($ in thousands)
(Loss) income from continuing operations	$(106,696)	$(29,172)	$26,824	$(50,700)	$(111,526)	$(129,394)
Depreciation and amortization	(170,245)	(92,083)	(41,262)	(119,424)	(75,181)	(155,724)
Interest expense	(197,847)	(107,021)	(47,322)	(138,148)	(108,331)	(129,154)
Dividends on mandatorily redeemable preferred stock	(47,475)	(16,907)	—	(30,568)	—	—
Other income (expense), net	935	1,718	4,612	3,829	(1,636)	11,243
(Loss) gain from extinguishment of debt	(46,538)	5,739	—	(52,277)	2,202	—
(Loss) gain from redemption and repurchases of mandatorily redeemable preferred stock	(21,708)	5,069	—	(26,777)	—	—
Minority interests in income of subsidiaries	(5,138)	(2,002)	(3,405)	(6,541)	(6,521)	(5,517)
Loss from investment in joint venture	—	—	—	—	(184,381)	(69,181)
Income tax benefit (expense)	23,090	7,503	(16,432)	(845)	52,177	36,644

Adjusted EBITDA	$358,230	$168,812	$130,633	$320,051	$210,145	$182,295

(3)	For the twelve months ended June 30, 2004, the six months ended June 30, 2004 and the years ended December 31, 2003 and 2001, our earnings were insufficient to cover our fixed charges by $129.8 million, $36.7 million, $49.9 million and $96.9 million, respectively. We define earnings as net (loss) income before discontinued operations, extraordinary items, interest expense, amortization of deferred financing costs, taxes and the portion of rent expenses under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rent expense under operating leases representative of interest.

(4)	Estimated based on 2000 U.S. Census Bureau population data.

(footnotes continued on following page)

Dobson Cellular Systems Consolidated Financial and Other Data

Twelve
Months	Six Months Ended
Ended	June 30,	Year Ended December 31,
June 30,
2004	2004	2003	2003	2002	2001

($ in thousands except per subscriber data)
Statement of Operations Data:
Operating revenue:
Service revenue	$430,837	$213,787	$171,808	$388,858	$322,825	$281,499
Roaming revenue	125,073	53,168	89,346	161,251	176,150	186,678
Equipment and other revenue	29,977	15,872	11,215	25,320	17,504	19,191

Total operating revenue	585,887	282,827	272,369	575,429	516,479	487,368

Cost of service (exclusive of depreciation and amortization shown separately below)	145,308	70,759	64,015	138,564	138,240	138,565
Cost of equipment	52,025	28,453	17,936	41,508	40,331	43,917
Marketing and selling	65,822	34,485	27,193	58,530	61,581	62,089
General and administrative	90,211	46,204	32,581	76,588	65,741	60,504
Depreciation and amortization	100,449	50,934	41,262	90,777	75,181	155,724

Total operating expenses	453,815	230,835	182,987	405,967	381,074	460,799

Operating income	132,072	51,992	89,382	169,462	135,405	26,569
Interest expense	(63,520)	(37,970)	(28,185)	(53,735)	(78,113)	(101,082)
(Loss) gain from extinguishment of debt	(52,626)	(349)	—	(52,277)	2,202	—
Other income, net	9,445	3,708	572	6,309	11,749	1,849
Minority interests in income of subsidiaries	(5,138)	(2,002)	(3,405)	(6,541)	(6,521)	(5,517)
Income tax (expense) benefit	(5,688)	(5,844)	(22,179)	(22,023)	(24,594)	29,709

Income (loss) from continuing operations	14,545	9,535	36,185	41,195	40,128	(48,472)
Discontinued operations:
Income from discontinued operations, net of income tax expense	2,004	443	10,384	11,945	24,454	1,820
(Loss) gain from sale of discontinued operations, net of income tax expense	(12,729)	—	27,515	14,786	88,315	—
Cumulative effect of change in accounting principle, net of income tax benefit	—	—	—	—	(33,294)	—

Net income (loss)	$3,820	$9,978	$74,084	$67,926	$119,603	$(46,652)

Cash Flow Data:
Net cash provided by operating activities	$182,190	$43,256	$50,347	$189,281	$201,265	$125,551
Net cash (used in) provided by from investing activities	(139,517)	(84,467)	(12,317)	(67,367)	238,076	(119,015)
Net cash (used in) provided by financing activities	(120,715)	13,327	(39,713)	(173,755)	(342,544)	(11,774)
Other Financial Data:
Adjusted EBITDA(1)	232,521	102,926	130,644	260,239	210,586	182,293
Capital expenditures, excluding cost of acquisitions	141,696	67,722	48,537	122,511	72,878	82,767
Ratio of earnings to fixed charges(2)	1.3	x	1.4	x	3.0	x	2.2	x	1.8	x	—
Other Data:
Service area POPs(4)	6,439,800	6,439,800	5,623,900	5,632,900	5,240,800	5,240,800
Ending subscribers (at period end)	893,800	893,800	828,500	842,900	666,500	599,200
Market penetration (at period end)	13.9%	13.9%	14.7%	15.0%	12.7%	11.4%
Average monthly post-paid churn	1.8%	1.9%	1.4%	1.6%	1.9%	1.9%
Average monthly service revenue per subscriber	$42	$42	$41	$42	$43	$43

	June 30, 2004

	Actual	As Adjusted

	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$31,503	$143,628
Property, plant and equipment, net	364,380	364,380
Total assets	1,669,215	1,780,426
Total debt (including intercompany subordinated notes due to parent)(3)	1,466,879	1,593,004
Stockholder’s deficit	(86,773)	(96,019)

	Twelve Months Ended
	June 30, 2004

	Actual		As Adjusted

Financial Ratios:
Total debt/Adjusted EBITDA (excluding intercompany subordinated notes due to parent)	2.5	x	3.0	x
Net debt/Adjusted EBITDA (excluding intercompany subordinated notes due to parent)	2.3	x	2.4	x
Adjusted EBITDA/interest expense (excluding intercompany subordinated notes due to parent)	6.3	x	3.9	x

(1)	A reconciliation of Adjusted EBITDA to income (loss) from continuing operations as determined in accordance with generally accepted accounting principles is as follows:

	Twelve
	Months	Six Months Ended
	Ended	June 30,		Year Ended December 31,
	June 30,
	2004	2004	2003	2003	2002	2001

	($ in thousands)
Income (loss) from continuing operations	$14,545	$9,535	$36,185	$41,195	$40,128	$(48,472)
Depreciation and amortization	(100,449)	(50,934)	(41,262)	(90,777)	(75,181)	(155,724)
Interest expense	(63,520)	(37,970)	(28,185)	(53,735)	(78,113)	(101,082)
Other income, net	9,445	3,708	572	6,309	11,749	1,849
(Loss) gain from extinguishment of debt	(52,626)	(349)	—	(52,277)	2,202	—
Minority interests in income of subsidiaries	(5,138)	(2,002)	(3,405)	(6,541)	(6,521)	(5,517)
Income tax (expense) benefit	(5,688)	(5,844)	(22,179)	(22,023)	(24,594)	29,709

Adjusted EBITDA	$232,521	$102,926	$130,644	$260,239	$210,586	$182,293

(2)	For the year ended December 31, 2001, our earnings were insufficient to cover our fixed charges by $78.2 million. We define earnings as net income (loss) before discontinued operations, extraordinary items, interest expense, amortization of deferred financing costs, taxes and the portion of rent expenses under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rent expense under operating leases representative of interest.

(3)	As of June 30, 2004, Dobson Cellular’s total debt included $892.5 million in subordinated notes due to Dobson Communications Corporation. These notes will be subordinated to the notes offered hereby. See “Description of Other Indebtedness.”

RISK FACTORS

      You should carefully consider the risks and uncertainties described below before you invest in the notes.

Risks Related to the Notes and the Offering

Our substantial indebtedness and preferred stock and Dobson Cellular’s substantial indebtedness could adversely affect our and Dobson Cellular’s financial health and prevent us or Dobson Cellular from fulfilling our or Dobson Cellular’s obligations under the notes and note guarantees.

      At June 30, 2004, on an as adjusted basis to give effect to the Refinancing, we would have had approximately $2.5 billion of indebtedness and $367.6 million liquidation preference amount of preferred stock outstanding on a consolidated basis and Dobson Cellular would have had approximately $1.6 billion of indebtedness, which includes $892.5 million of notes due to Dobson Communications which will be subordinated to the notes offered hereby. Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us and Dobson Cellular to satisfy our and Dobson Cellular’s obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

      The indentures pursuant to which the notes will be issued do not restrict our ability or the ability of our subsidiaries, other than Dobson Cellular and its subsidiaries, to incur additional debt. Dobson Cellular may be able to incur substantial additional indebtedness in the future, including under the terms of the indentures and Dobson Cellular’s senior secured credit facility. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our and Dobson Cellular’s indebtedness, payments on our preferred stock and to fund our working capital, capital expenditures and research and development efforts, we and Dobson Cellular will require a significant amount of cash. Our and Dobson Cellular’s ability to generate cash depends on many factors beyond our and Dobson Cellular’s control.

      Our and Dobson Cellular’s ability to make payments on and to refinance our and Dobson Cellular’s indebtedness, including the notes, and preferred stock and to fund working capital, planned capital expenditures, including for network optimization and spectrum procurement, and research and development efforts will depend on our and Dobson Cellular’s ability and the ability of our subsidiaries to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

      We cannot assure you that our business will generate sufficient cash flow from operations, or future borrowings will be available to us under Dobson Cellular’s senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes in this offering, or to fund our other liquidity needs. If we do not generate sufficient funds to service our indebtedness and fund our other liquidity needs, we may not be able to fund our capital expenditures, which could affect the quality of our networks and lead to increased customer churn and affect our roaming relationships. It might also reduce the amount we spend on marketing and subscriber acquisition, which could affect our ability to add new subscribers.

      We may need to refinance all or a portion of our and Dobson Cellular’s indebtedness, including the notes in this offering, on or before maturity. We cannot assure you that we will be able to refinance any of our or Dobson Cellular’s indebtedness, including Dobson Cellular’s senior secured credit facility and the notes, on commercially reasonable terms or at all, which could cause us or Dobson Cellular to default on our or its debt obligations and impair our or Dobson Cellular’s liquidity. A substantial portion of our indebtedness and preferred stock matures or becomes mandatorily redeemable before the notes mature. Our $300.0 million principal amount of existing 10.875% notes, our $46.2 million aggregate liquidation amount of 12.25% senior exchangeable preferred stock and our $198.9 million aggregate liquidation amount of 13.0% senior exchangeable preferred stock all mature or become mandatorily redeemable before the maturity date of the notes. In addition, Dobson Cellular expects to be able to borrow up to $75.0 million under its senior secured credit facility, which is expected to mature before the maturity date of the notes.

The restrictive covenants in our debt and preferred stock instruments and Dobson Cellular’s debt instruments may limit our and Dobson Cellular’s operating flexibility. Our and Dobson Cellular’s failure to comply with these covenants could result in defaults under our and Dobson Cellular’s indentures and future debt instruments even though we may be able to meet our debt service obligations.

      The instruments governing our debt and preferred stock instruments and Dobson Cellular’s indebtedness, impose significant operating and financial restrictions on us and Dobson Cellular. However, substantially all of the restrictive covenants in the indentures relating to the notes in this offering will not apply to Dobson Communications and its subsidiaries other than Dobson Cellular and its restricted subsidiaries. These restrictions significantly limit, among other things, our and Dobson Cellular’s ability to incur additional indebtedness, pay dividends, repay junior indebtedness, sell assets, make investments, engage in transactions with affiliates, create liens and engage in certain types of mergers or acquisitions. Our and Dobson Cellular’s future debt instruments may have similar or more restrictive covenants. These restrictions could limit our and Dobson Cellular’s ability to obtain future financings, make capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise take advantage of business opportunities that may arise. If we fail to comply with these restrictions, the note holders or lenders under any debt instrument could declare a default under the terms of the relevant indebtedness even though we and Dobson Cellular are able to meet debt service obligations and, because our indebtedness has cross-default and cross-acceleration provisions, could cause all of our and Dobson Cellular’s debt to become immediately due and payable.

      We cannot assure you that we would have sufficient funds available, or that we would have access to sufficient capital from other sources, to repay any accelerated debt. Even if we could obtain additional financing, we cannot assure you that the terms would be favorable to us. As a result of this transaction, substantially all of our and Dobson Cellular’s assets will be subject to liens in favor of the holders of the notes. This may further limit our and Dobson Cellular’s flexibility in obtaining secured or unsecured financing in the future.

If there is a default, the value of the collateral may not be sufficient to repay holders of the notes. The collateral securing the 2012 Notes is subject to prior claims by certain creditors, including lenders under Dobson Cellular’s senior secured credit facility and holders of the 2011 Notes. The Other Collateral securing the 2011 Notes is subject to prior claims by certain creditors, including lenders under Dobson Cellular’s senior secured credit facility.

      The proceeds from the sale or sales of all of the Primary Collateral might not be sufficient to satisfy the amounts outstanding under the senior secured credit facility and the 2011 Notes and any other indebtedness secured by first priority liens. Moreover, the proceeds of the Other Collateral will be used first to satisfy the amounts outstanding under the senior credit facility, including any refinancing or extension thereof, and second to satisfy the claims by holders of 2011 Notes. The 2012 Notes and other obligations secured by the second priority liens in respect of the Primary Collateral, and third priority liens in respect of the Other Collateral, may not be paid from the proceeds of collateral following a default until after payment in full of all obligations secured by the first priority liens and second priority liens, as the case may be, on the Collateral.

      No appraisal of the value of the Collateral has been made in connection with this offering. The actual value of the Collateral securing the notes in the event of liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. Regulatory approvals may need to be obtained to exercise remedies with respect to certain of the Collateral. A sale of the Collateral in a bankruptcy or similar proceeding would likely be made under duress, which would reduce the amount that could be recovered. Furthermore, such a sale could occur when other companies in our industry also are distressed, which might increase the supply of similar assets and therefore reduce the amounts that could be recovered. The condition of the Collateral is likely to deteriorate during any period of financial distress preceding a sale of the Collateral. By its nature, much of the Collateral will consist of illiquid assets that may have to be sold at a substantial discount in an insolvency situation and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the Collateral may not be sufficient to pay our obligations under the notes and the other indebtedness secured by the Collateral and there can be no assurance that there will be any proceeds remaining from a foreclosure on the Primary Collateral securing the 2012 Notes following repayment of the indebtedness secured by first priority liens on such Collateral, including the 2011 Notes and Dobson Cellular’s senior secured credit facility. In addition, there can be no assurance that, with respect to the 2011 Notes and the 2012 Notes, there will be any proceeds remaining from a foreclosure on the Other Collateral following repayment of the indebtedness secured by first priority liens on the Other Collateral, including Dobson Cellular’s senior secured credit facility, or, with respect to the 2012 Notes, following repayment of the indebtedness secured by second priority liens on the Other Collateral, including the 2011 Notes. In the event that the proceeds from any sale or liquidation of the Collateral received by the trustee are insufficient to pay our and Dobson Cellular’s obligations under the 2011 Notes or the 2012 Notes, as the case may be, the holders of such notes (to the extent not repaid from the proceeds of the sale of the Collateral) would only have an unsecured claim against our remaining assets.

The lien-ranking agreements in connection with the indentures will limit the rights of the Holders of the notes and their control with respect to the Primary Collateral and/or the Other Collateral securing the notes.

      The collateral trustee and the trustee for the 2012 Notes will enter into an intercreditor agreement with the collateral trustee and the trustee under the 2011 Notes and the administrative agent under Dobson Cellular’s senior secured credit facility. This intercreditor agreement will provide that the lien on the Primary Collateral granted to the collateral trustee for the benefit of the holders of the 2012 Notes is junior to the lien granted to the holders of the 2011 Notes, the lenders under Dobson Cellular’s senior secured credit facility and any other first lien security interests, and that any proceeds of any enforcement action in respect of the Primary Collateral will first be applied to repay all obligations outstanding under the 2011 Notes, Dobson Cellular’s senior secured credit facility and any other first lien security interests. There can be no assurance that any proceeds of the Primary Collateral will remain following the repayment of obligations under the 2011 Notes, Dobson Cellular’s senior secured credit facility and any other first lien security interests. In addition, the intercreditor agreement will provide that the lien on Other Collateral granted to the collateral trustee for the benefit of the holders of the 2011 Notes and the holders of the 2012 Notes is junior to the lien granted to the lenders under Dobson Cellular’s senior secured credit facility and any other first lien security interests. Further, the lien on the Other Collateral for the benefit of the holders of the 2012 Notes is junior to the lien granted for the benefit of the holders of the 2011 Notes and any other security lien interests. In such intercreditor agreement, the collateral trustee will agree to enter into a similar intercreditor agreement with respect to other creditors with a first priority lien position on the Collateral. Holders of any indebtedness that is incurred in the future and secured by a first, second or third lien and security interest in the Collateral will also be required to become a party to the lien-ranking agreements. Under the lien-ranking agreements, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the Primary Collateral, including the ability to cause the commencement of enforcement proceedings against the Primary Collateral and to control the conduct of such proceedings, and the approval of amendments to and waivers of past default under, the collateral documents, will be at the direction of the holders of the 2011 Notes, the lenders under Dobson Cellular’s senior secured credit agreement and holders of any other obligations secured by the first priority liens. As a result, the collateral trustee, on behalf of the holders of the 2012 Notes, will not have the ability to control or direct such actions with respect to the Primary Collateral, even if the rights of the holders of the 2012 Notes are adversely affected. In addition, without the consent of the holders of the 2012 Notes with respect to the Primary Collateral, the first priority secured parties may dispose of, release, foreclose or take other actions with respect to the shared Primary Collateral with which holders of the 2012 Notes may disagree or that may be contrary to the interests of holders of the 2012 Notes. Also, the collateral trustee, on behalf of the holders of the 2011 Notes and the 2012 Notes, will not be able to control or direct such actions in respect of Other Collateral even if the rights of the holders of the 2011 Notes and the 2012 Notes are adversely affected. Moreover, without the consent of the holders of the 2011 Notes and the 2012 Notes, the first priority secured parties in respect of the Other Collateral may dispose of, release, foreclose or take other actions with respect to the Other Collateral with which holders of the 2011 Notes or the 2012 Notes, as applicable, may disagree or that may be contrary to the interests of the holders of the 2011 Notes or the 2012 Notes, as applicable. To the extent shared Collateral is released from first priority liens, the second priority liens securing the 2012 Notes or the 2011 Notes, and the third priority lien securing the 2012 Notes, as applicable, will also automatically be released without consent of the holders of the 2012 Notes or the 2011 Notes as the case may be.

Bankruptcy laws may limit your ability to realize value from the collateral.

      The right and ability of the collateral trustee or other agent to repossess and dispose of the Collateral upon the occurrence of an event of default under the indentures, the senior secured credit facility or other indebtedness secured by the Collateral is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us before the collateral trustee repossessed and disposed of the Collateral. Under the bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor, subject to bankruptcy court approval, to continue to retain and to use collateral (and the proceeds, products, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The bankruptcy court has broad discretionary powers in all these matters, including the valuation of collateral. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when a collateral trustee or other agent could repossess or dispose of the Collateral or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.” Further, the holders of the notes may receive in exchange for their claims a recovery that could be substantially less than the amount of their claims (potentially even nothing) and any such recovery could be in the form of cash, new debt instruments or some other security. In addition, the right of a holder of the notes to receive interest on its claim that accrues after the bankruptcy case is subject to the court’s determination that the value of the Collateral is at least equal to the amount of collateral that secures the claim.

Any future pledges of collateral may be avoidable.

      Any future pledge of Collateral in favor of the collateral trustee might be avoidable by the pledgor (as debtor in possession) or by its collateral agent in bankruptcy or other third parties if certain events or circumstances exist or occur, including, among others, if the pledge or granting of the security interest is deemed a fraudulent conveyance or the pledgor is insolvent at the time of the pledge or granting of the security interest, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

      We will be obligated under the collateral arrangements to maintain adequate insurance or otherwise insure against hazards to the extent done by corporations operating properties of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the notes.

The collateral trustee’s ability to exercise remedies is limited.

      Each security agreement will provide the collateral trustee’s on behalf of the holders of the relevant notes with significant remedies, including foreclosure and sale of all or parts of the Collateral. However, the rights of the collateral agent to exercise significant remedies (such as foreclosure) will be, subject to certain exceptions, generally limited to a payment default, our bankruptcy or the acceleration of the indebtedness.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral or the perfection of liens on the collateral by other creditors.

      Dobson Cellular’s obligations under the 2011 Notes and the obligations of the guarantors under the 2011 Notes will be secured by a first priority lien on the Primary Collateral and our and Dobson Cellular’s obligations under the 2012 Notes and the obligations of the guarantors under the 2012 Notes will be secured by second priority liens on the Primary Collateral, in each case subject to a prior perfected lien on the Primary Collateral for the benefit of the lenders under Dobson Cellular’s new credit facility and certain other permitted liens. In addition, the Other Collateral is subject to a prior second lien for the benefit of the holders of the 2011 Notes. The Collateral includes all of the capital stock in Dobson Operating Co. and Dobson Cellular, and substantially all of Dobson Cellular’s and the subsidiary guarantors’ tangible and intangible personal property, real property and fixtures, whether now owned or, in certain cases, hereafter acquired and whether now owned or, hereafter acquired. Applicable law requires that certain property acquired after the grant of a general security interest can only be perfected at the time such property is acquired and identified. There can be no assurance that the trustee or the collateral trustee will monitor, or that we will inform the trustee or the collateral trustee of, the future acquisition of property that constitutes Collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired Collateral. Neither the trustee nor the collateral trustee will monitor the future acquisition of property that constitutes Collateral, or take action to perfect the security interest in such acquired collateral. Although such failure may constitute an event of default in respect of the notes, it will not prevent such failure from resulting in the loss of the security interest in such newly acquired property or the priority of the security interest in such property in favor of the holders of the notes against third parties.

      We may also be unable to perfect the security interest granted to the holders of the notes in certain of the Collateral to the extent perfection cannot be effected through filings under the Uniform Commercial Code. Moreover, the security interests created pursuant to the security documents with respect to deposit accounts and security accounts will be perfected, except that, in accordance with the terms of the security documents, up to $10 million of cash, cash equivalents and other marketable securities and investments are allowed not to be subject to perfected security interests created under the security documents. To the extent that a security interest in any item of collateral is unperfected, the notes in a bankruptcy will have no greater rights to such Collateral than our general unsecured creditors.

Each of American Cellular, DCC PCS, Inc. and Dobson JV Company will not guarantee the notes and is not restricted by the indentures governing the notes.

      The notes are obligations of Dobson Cellular, guaranteed on a senior secured basis by Dobson Communications, Dobson Operating Co. and the wholly owned subsidiary of Dobson Cellular. Each of American Cellular, DCC PCS, Inc. and Dobson JV Company is not restricted by the indentures governing the notes and will not guarantee the notes. In addition, American Cellular is restricted under its debt instruments from making distributions to Dobson Communications. Therefore, cash flows generated by American Cellular are not expected to be available to us to make payments on the notes. American Cellular accounted for approximately 42% of our consolidated revenue for the six months ended June 30, 2004.

Not all of Dobson Cellular’s subsidiaries will guarantee the notes.

      Certain of Dobson Cellular’s subsidiaries will not guarantee the notes. Dobson Cellular’s right to receive any assets of its non-guarantor subsidiaries upon their bankruptcy, liquidation, dissolution, reorganization or similar proceeding, and therefore your right to participate in those assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors. In addition, even if Dobson Cellular were a creditor of one or more of its subsidiaries, its rights as a creditor would be subordinated to any security interest in the assets of those subsidiaries and any debt of our subsidiaries senior to that held by Dobson Cellular. As a result, the notes will be effectively subordinated to all liabilities, including trade payables, of current or future subsidiaries that do not guarantee the notes. As of June 30, 2004, the notes would have been effectively subordinated to $2.2 million of liabilities of Dobson Cellular’s non-guarantor subsidiaries.

Dobson Cellular may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures.

      Upon a change of control triggering event, Dobson Cellular will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that Dobson Cellular will not have sufficient funds at the time of the change of control triggering event to make the required repurchase of notes or that restrictions in Dobson Cellular’s senior secured credit facility or any other future indebtedness will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of Dobson Cellular’s indebtedness, would not constitute a “change of control” under the indentures. See “Description of the Notes— Repurchase at Option of Holders— Change of Control.”

Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of notes to return payments received from us and the subsidiary guarantors.

      If a bankruptcy proceeding or lawsuit were to be initiated by unpaid creditors, the notes and the guarantees of the notes could come under review for federal or state fraudulent transfer violations. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, obligations under the notes or guarantees of the notes could be voided, or claims in respect of the notes or guarantees of the notes could be subordinated to all other debts of the debtor or guarantor if, among other things, the debtor or guarantor at the time it incurred the debt evidence by such notes or subsidiary guarantees:

•	incurred the debt to hinder, delay or defraud any of such guarantor’s present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such debt or guaranty; and

•	one of the following applies:

•	it was insolvent or rendered insolvent by reason of such incurrence;

•	it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	it intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

      In addition, any payment by that debtor or guarantor under the notes or guarantees of the notes could be voided and required to be returned to the debtor or guarantor, as the case may be, or to a fund for the benefit of the creditors of the debtor or guarantor.

      The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor or guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all of its assets;

•	the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      On the basis of historical financial information, recent operating history and other factors, we believe that after giving effect to this offering, the guarantors will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to the standards that a court would use to determine whether or not the guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or the guarantee of the notes would not be subordinated to that guarantor’s other debt.

      If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

      A court could thus void the obligations under the guarantee or subordinate the guarantee to the applicable guarantor’s other debt or take other action detrimental to holders of the notes.

If an active trading market does not develop for these notes, you may not be able to resell them.

      The notes have not been registered under the Securities Act. Accordingly, the notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement. We are required to commence an exchange offer for the notes, or to register sales of the notes under the Securities Act, within certain time periods as described in the section called “Description of the Notes— Registration Rights; Additional Interest.” Prior to this offering, there was no public market for these notes and, although the notes are expected to be eligible for trading in the PORTAL Market, we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Consequently, your lenders may be reluctant to accept the notes as collateral for loans. Moreover, if markets for the notes do develop in the future, we cannot assure you that these markets will continue indefinitely or that the notes can be sold at a price equal to or greater than their initial offering price. Future trading prices of the notes will depend on many factors, including, among other things, our ability to effect the exchange offer, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the initial purchasers that they currently intend to make a market in these notes after this offering is completed. However, the initial purchasers may cease their market-making at any time. We do not intend to apply for the listing of the notes on any securities exchange.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market for the notes, if any, will not be subject to similar disruptions; any such disruptions may adversely affect you as holders of the notes.

The terms of the proposed amendment to Dobson Cellular’s senior secured credit facility have not been finalized and could differ significantly from Dobson Cellular’s existing credit agreement.

      The terms of the proposed amendment to Dobson Cellular’s senior secured credit facility have not been finalized and lenders holding at least a majority of the existing revolving credit commitments would need to consent to such amendment. If we do not obtain such consent, we may seek to replace the existing Dobson Cellular senior secured credit facility with a new revolving credit facility that would permit us to consummate this offering. In addition, the terms of the amended credit facility, including the interest rate, fees and other economic terms, and the financial, operating and other covenants, could differ significantly from Dobson Cellular’s existing credit agreement. Less favorable economic terms and more restrictive covenants could have an adverse impact on our ability to operate our business and on our business, financial condition and cash flows.

Risks Related to Our Business and Industry

We have a history of net losses. We may incur additional losses in the future and our operating results have and could continue to fluctuate significantly on a quarterly and annual basis. As a result, we may be unable to pay amounts due under the notes and you could lose all or part of your investment.

      We sustained losses from continuing operations of $50.7 million for the year ended December 31, 2003 and approximately $29.2 million for the six months ended June 30, 2004. Dobson Cellular had net income from continuing operations of $41.2 million for the year ended December 31, 2003 and $9.5 million for the six months ending June 30, 2004. We may incur additional losses during the next several years while we continue to expend funds to develop our wireless systems and grow our subscriber base.

      In addition, our future operating results and cash flows will be subject to quarterly and annual fluctuations due to many factors, some of which are outside our control. These factors include increased costs we may incur in connection with the further development, expansion and upgrade of our wireless systems, and fluctuations in the demand for our services. We cannot assure you that we will achieve or sustain profitability. To the extent quarterly or annual results of operations fluctuate significantly, we may be unable to pay amounts due under the notes and you could lose all or part of your investment.

We depend on roaming revenue for a substantial portion of our total revenue. If our long-term roaming agreements are terminated or the terms of such arrangements become less favorable to us, or the amount of roaming traffic under these agreements decrease materially, our business could be harmed.

      Our roaming revenue accounted for approximately 27% of our operating revenue for the year ended December 31, 2003, and approximately 19% of our operating revenue for the six months ended June 30, 2004. Our top two roaming partners, AT&T Wireless and Cingular Wireless, accounted for approximately

80% of our roaming revenue for the year ended December 31, 2003 and for the six months ended June 30, 2004. Our roaming partners, including AT&T Wireless and Cingular Wireless, can prohibit or limit their subscribers from roaming on our network at any time. We have experienced, and may in the future experience, declines in our roaming traffic as a result of our roaming partners limiting the ability of their subscribers to roam on our network, particularly in areas where they also provide wireless services. The loss of this roaming traffic could adversely affect our results. In addition, with the exception of our roaming agreements with AT&T Wireless and Cingular Wireless, our roaming agreements do not prohibit our roaming partners from entering into preferred roaming relationships with our competitors. Also, with the exception of our roaming agreements with AT&T Wireless, our roaming agreements do not prohibit our roaming partners from competing directly with us in our markets.

      Dobson Cellular’s roaming agreement with AT&T Wireless is scheduled to expire in July 2008. American Cellular’s roaming agreement with AT&T Wireless for TDMA is scheduled to expire in February 2020, although roaming rates are established only through June 2007, and its agreement for GSM is scheduled to expire in July 2008. AT&T Wireless may terminate our preferred roaming provider status and the noncompetition provisions of our roaming agreement if (a) we had failed to timely complete our build-out of our GSM network, (b) we fail to meet certain technical and quality standards, or (c) we otherwise breach our roaming agreements with it. Cingular may terminate our preferred roaming provider status if we fail to maintain certain technical and quality standards or otherwise breach our roaming agreement with it. To the extent these roaming partners terminate our preferred roaming status, enter into preferred roaming agreements with our competitors or compete against us in our markets, it may materially adversely affect our roaming revenue.

      Our roaming partners may terminate their agreements with us if our quality of service does not continue to meet designated technical and quality standards or if we are unable to control fraudulent use. Moreover, we cannot assure you that any of our roaming agreements will not be terminated or renegotiated on terms that are less favorable to us. In addition, these agreements provide for scheduled declining roaming rates over the next several years. As a result, if we are unable to lower our operating costs, and/or increase roaming minutes of use, our operating income may significantly decline.

      In addition, the loss of subscribers by AT&T Wireless or Cingular Wireless could adversely affect our revenue because their loss of customers means that there may be fewer subscribers to roam on our networks. During the first half of 2004, we believe AT&T Wireless lost a net of approximately 350,000 subscribers, while Cingular Wireless added a net of approximately 982,000 subscribers. If AT&T Wireless continues to lose subscribers, or if Cingular Wireless begins losing subscribers, our financial performance could be adversely affected.

We depend on roaming partners to provide service for our subscribers who travel outside of our coverage areas.

      We rely on agreements with other wireless communications service providers to provide roaming capabilities to our customers in the areas of the United States that our network does not serve. We may not be able to obtain or maintain roaming agreements with other providers on terms that are acceptable to us. In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service we provide, the prices of a roaming call may not be competitive with prices of other wireless providers for such call, and our customers may not be able to use any of the advanced features, such as voicemail notification, that are available within our network.

The merger of AT&T Wireless and Cingular Wireless may create some uncertainty as to our roaming and operating agreements with AT&T Wireless and Cingular Wireless.

      In early 2004, Cingular Wireless announced that it had entered into an agreement to acquire AT&T Wireless. We are parties to GSM/ GPRS/ EDGE and TDMA roaming and operating agreements with both AT&T Wireless and Cingular Wireless. The AT&T Wireless and Cingular Wireless agreements provide for differing roaming rates and preferred roaming status and the AT&T Wireless agreement provides for limited exclusivity provisions. Each of the AT&T Wireless and Cingular Wireless agreements contain certain language that permits the addition or removal of markets from each agreement. Although it is not certain what effect this merger will have on our roaming arrangements, Cingular Wireless may attempt to assign certain markets between the AT&T Wireless and Cingular Wireless agreements to each other so as to (i) increase the roaming rate we pay AT&T Wireless and Cingular Wireless or reduce the roaming rate AT&T Wireless and Cingular Wireless pay us, (ii) negate, to the extent possible, our preferred roaming status in AT&T Wireless or Cingular Wireless markets, and/or (iii) terminate the limited exclusivity provisions set forth in our AT&T Wireless agreements. Any such actions by Cingular Wireless could harm our business.

Our implementation of a new technology has resulted in network capacity constraints, heightened customer churn and increased costs.

      Our networks currently utilize two distinct digital voice technologies— GSM and TDMA. We recently deployed GSM technology on substantially all of our networks. GSM has become the predominant global standard. However, we have experienced and may continue to experience general periodic technical difficulties and network coverage issues as we implement GSM, which may adversely affect the reliability of our network and the quality of our service. In addition, we have expended, and may need to continue to expend additional capital to address these reliability issues, which may include costs associated with engineering, additional equipment and the need for additional spectrum in certain markets. These costs may be significant. As customers migrate from TDMA to GSM service, they may perceive shortcomings in the coverage and quality of GSM service which could cause them to switch from our service to the offerings of a competitor, thereby increasing our churn rate and reducing our revenues and profitability and it may damage our reputation which could affect our ability to attract new subscribers. In addition, network quality issues could affect our roaming arrangements. We have experienced network capacity constraints relating to the initial migration of our TDMA customers to GSM, and continue to attempt to address these issues. To the extent we are required to spend significant amounts on our network, we will have less money available for marketing and subscriber acquisition activities, which would affect the number of new subscribers.

Our transition from TDMA to next generation technologies could have a negative impact on customer satisfaction and retention and our financial results.

      We recently completed overlaying GSM/ GPRS/ EDGE networks on our existing TDMA networks, and our customers using TDMA handsets have begun migrating to handsets using the upgraded technology. As these customers migrate and as roaming usage by our roaming partners’ GSM/ GPRS/ EDGE or TDMA customers increases, we must allocate spectrum and capacity based on anticipated customer usage of the existing and new technologies. If we do not allocate spectrum and capacity appropriately, our service quality could suffer, and our customer satisfaction and retention could decrease, which could have an adverse effect on our results of operations. In addition, as our current customers migrate from TDMA handsets to GSM/ GPRS/ EDGE handsets, our cost of equipment may increase as a result of increases in handset subsidies that we give to subscribers purchasing new handsets. In addition, transitioning spectrum capacity from TDMA networks to GSM/ GPRS/ EDGE networks also leads to increases in equipment costs. In certain markets we may need additional spectrum. We cannot assure you that additional spectrum will be available on acceptable terms or that we will have sufficient sources of financing.

      Further, reliance on our customer service functions may increase as we upgrade our wireless systems. Our inability to timely and efficiently meet the demands for these services could lead to customer dissatisfaction and decreased retention. We may also experience increased billing and technical support costs as a result of maintaining both TDMA and upgraded networks in our service areas, which would adversely affect our results of operations.

As we dedicate more resources to new GSM voice technology, our TDMA offerings could become less attractive, resulting in a loss of customers and reduced profitability.

      We expect to continue operating our TDMA network for the foreseeable future as customers migrate to GSM technology. Due to our decision to overlay our TDMA network with GSM technology, we may not upgrade our TDMA network with the same robust features as our GSM networks. Furthermore, as we dedicate more spectrum to GSM, our remaining TDMA customers may experience difficulties in using our services. In addition, as we introduce and market GSM service, we may price GSM products and services at more attractive levels than TDMA products and services to encourage our customers to migrate to GSM service. Manufacturers are not expected to produce innovative TDMA handsets with the same multiplicity of features and attractiveness of design as handsets using other technologies. All of these potential developments could drive our TDMA customers to our competitors rather than to our GSM offerings and thereby reduce our market share and profitability.

System failures could result in reduced user traffic and reduced revenue and could harm our reputation.

      Our technical infrastructure (including our network infrastructure for mobile telecommunications services and our internal network infrastructure supporting functions such as billing and customer care) is vulnerable to damage or interruption from information and telecommunication technology failures, power loss, floods, windstorms, fires, terrorism, intentional wrongdoing and similar events. Unanticipated problems at our facilities, system failures, hardware or software failures, computer viruses or hacker attacks could affect the quality of our services and cause service interruptions. Any of these occurrences could result in reduced user traffic, higher churn, reduced revenues, and increased costs, and could harm our reputation and have a material adverse effect on our business.

We have committed a substantial amount of capital to upgrade our wireless voice networks to offer advanced data services, but there can be no assurance that widespread demand for these services will develop.

      While demand for our advanced data services is growing, it is currently a small portion of our revenues. Continued growth in wireless data services is dependent on increased development and availability of popular applications and improved availability of handsets and other wireless devices with features, functionality and pricing desired by customers. EDGE is a new technology and a limited number of applications and devices designed to operate on this technology are currently available. If applications and devices are not developed or do not become commercially acceptable, our revenues and competitive position would be materially and adversely affected. We cannot give assurance that there will be widespread demand for advanced wireless data services or that data revenues will constitute a significant portion of our total revenues in the near future, nor can we provide assurance that this demand will develop at a level that will allow us to earn a reasonable return on our investment.

Our choice for the next generation of technology, EDGE, is a new technology and could quickly become obsolete and/or not commercially accepted, which could result in a delay in offering new services.

      New high-speed wireless services are now being offered by wireless carriers in the United States. These services combine the attributes of faster speed, greater data capability, better portability and greater functionality than services provided over existing second-generation networks. We have chosen the EDGE technology to enhance the performance of our network to accommodate these new services, and we believe AT&T Wireless and Cingular Wireless also have chosen the EDGE, but we believe that there will be multiple, competing technological standards, several options within each standard, vendor-proprietary variations and rapid technological innovation. Other technologies could emerge as preferred data networks for some services and, if those technologies are widely accepted, we may miss the opportunity to offer those services because of our technology choice. There is a risk that EDGE could be inadequate or become obsolete. In addition, EDGE could receive less active support from equipment vendors and/or be less commercially accepted by users, which could be detrimental to our competitive position, financial condition and results of operations.

We face intense competition from other wireless providers.

      The wireless telecommunications industry is highly competitive. The viability of our business will depend upon, among other things, our ability to compete with other providers of wireless telecommunications services, especially on price, reliability, quality of service, availability of voice and data features and customer care. In addition, the pricing of our services may be affected by competition, including the entry of new service providers into our markets. Some of the providers with which we compete have significant infrastructure in place and have been operational for many years with substantial existing subscriber bases, and may have greater capital resources than we do.

      As the FCC continues to allocate spectrum to new entrants, we will face new competitors for both mobile and fixed telecommunications services. We will also compete with resellers of wireless communications services in each of our markets. We expect competition in the wireless telecommunications industry to be dynamic and intense as a result of the entrance of new competition, the development and deployment of new technologies, products and services, changes in consumer preferences and demographic trends. With many of our competitors targeting the same customers, we may not be able to attract and retain customers and grow our customer base.

We may not be able to obtain additional spectrum, which may adversely affect our ability to implement our business plan.

      We also may be required to obtain additional spectrum in our service areas to facilitate upgrades of our existing networks. We may seek to acquire additional spectrum, including through participation as a bidder, or member of a bidding group, in auctions administered by the FCC. We may not be able to acquire any additional spectrum or the additional capital necessary for such acquisition may not be available to us on acceptable terms or at all. If sufficient additional capital is not available to us for any such spectrum acquisition, the amount of funding available to us for our existing business would be reduced. In some of our service areas, additional spectrum may not be available on commercially reasonable terms or at all. The acquisition of additional spectrum also requires approval by the FCC. Failure to obtain addition spectrum may cause delays in our upgrades or result in other network issues, which could have a negative impact on our roaming arrangements.

We may be adversely affected by customer churn and other issues resulting from wireless local number portability.

      Wireless number portability, or WLNP, allows customers to keep their wireless phone number when switching to a different service provider. WLNP was implemented by wireless carriers in the largest 100 Metropolitan Statistical Area (MSAs) on November 24, 2003, where requested by another carrier. On May 24, 2004, WLNP was implemented by wireless carriers outside the largest 100 MSAs, where requested by another carrier. (Wireline carriers were required to implement number portability both inside and outside the top 100 MSAs where requested by another carrier prior to both of these dates.) We implemented WLNP in all of our markets by the deadline, but portability problems resulting from other carriers’ actions may nevertheless adversely affect us and/or our customers or prospective customers. The FCC recently has acknowledged that some carriers outside the largest 100 MSAs do not appear to be prepared to port numbers to other carriers. Also, a number of small landline carriers in rural areas have sought suspensions or modifications of the number portability requirement from state public utilities commissions. As a result of all these factors, there may be consumer confusion about the consumer’s ability to transfer a phone number from one carrier to another, and the porting process itself may not go smoothly because of other carriers’ lack of readiness.

      Our customer turnover, or churn, has increased recently which we believe is due in part to the impact of WLNP. We anticipate WLNP will continue to adversely affect our churn rate and may also increase price competition. We may be required to grant promotional credits, subsidize product upgrades, and/or reduce pricing to match competitors’ initiatives and to retain customers, which could adversely impact our operating results.

We may experience a high rate of customer turnover, which would adversely affect our financial performance.

      Due to significant competition in the industry and general economic conditions, among other things, an increase in our churn rate may occur and our future rate of customer turnover may be higher than our historical rate or projections. A high rate of customer turnover adversely affects our competitive position, liquidity, results of operations and costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize a significant portion of the costs of initial purchases of handsets by new customers. Factors that may contribute to higher churn include inability or unwillingness of customers to pay resulting in involuntary deactivations, customer mix and credit class, and, in particular, sub-prime credit class customers, customer credit terms, deposit requirements for sub-prime customers, number of customers receiving services under contracts with terms of a year or greater, attractiveness of competitors’ products, services and pricing, network coverage and performance relative to competitors, customer service, and other competitive factors, including the implementation by the FCC of WLNP. We believe that our recent increase in churn was due in part to wireless number portability and network capacity constraints. We anticipate that number portability will continue to adversely affect churn. We may be required to increase subsidies for product upgrades and/or reduce pricing to match competitors’ initiatives and retain customers, which could adversely impact our revenues, liquidity and profitability.

The wireless industry is experiencing rapid technological change, and we may lose customers if we fail to keep up with these changes.

      The wireless telecommunications industry is experiencing significant technological change, as evidenced by the ongoing improvements in the capacity and quality of digital technology, the development and commercial acceptance of advanced wireless data services, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. We may lose customers if we fail to keep up with these changes.

Market prices for wireless service may continue to decline in the future.

      Market prices for wireless services have declined over the last several years and may continue to decline in the future due to increased competition. While we try to maintain or grow our average monthly service revenue per subscriber, or ARPU, we cannot assure you that we will be able to do so. We expect significant competition among wireless providers to continue to drive service and equipment prices lower. This may lead to increasing movement of customers between competitors. If market prices continue to decline it could adversely affect our revenue, which would have a material adverse effect on our financial condition and results of operations and our ability to repay the notes.

      The wireless industry is also experiencing significant technological change. Cable companies and other competitive carriers are providing telecommunications services to the home, and of these, some carriers are providing local and long distance voice services using Voice over Internet Protocol, or VoIP. In particular circumstances, these carriers may be able to avoid payment of access charges to local exchange carriers for the use of their networks on long distance calls. Cost savings for these carriers could result in increased competition for telecommunications services for both the wireless and wireline industry.

      As a result of these changes, the future prospects of the wireless and wireline industry and the success of our services remain uncertain.

We may not be able to successfully integrate acquired or exchanged properties, which could have an adverse effect on our financial results.

      We seek to improve our networks and service areas through selective acquisitions of other providers’ properties and other assets, and we may exchange our properties or assets for those properties and assets. We will be required to integrate into our operations any properties we acquire, which may have billing systems, customer care systems, and other operational characteristics that differ significantly from those of our networks. If we are unsuccessful in integrating such acquisitions or exchanges, our results of operations may be harmed.

We rely on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure. If these suppliers or vendors experience problems or favor our competitors, we may not be able to obtain sufficient quantities of the products and services we require to operate our businesses successfully.

      We depend on a limited number of suppliers and vendors for equipment and services relating to our network infrastructure. If these suppliers experience interruptions or other problems delivering these network components on a timely basis, subscriber growth and operating results of our operating companies could suffer significantly. Our initial choice of a network infrastructure supplier can, where proprietary technology of the supplier is an integral component of the network, cause us to be effectively locked into one of a few suppliers for key network components. As a result, we have become reliant upon a limited number of network equipment manufacturers, including Nortel and Ericsson. In the event it becomes necessary to seek alternative suppliers and vendors, we may be unable to obtain satisfactory replacement suppliers or vendors on economically attractive terms on a timely basis, or at all.

We depend on third-party service marks to market our products and services. The loss of the right to use these service marks or the diminished marketing appeal of these service marks could adversely affect our business.

      We use the registered service mark CELLULARONE® for most of our services. We have agreements with Cellular One Group that govern our use of the CELLULARONE® service mark. Under these agreements, we must meet specified operating and service quality standards for our systems. If the owner of this service mark terminates our license agreements because we fail to meet the applicable operating or service quality standards or for any other reason permitted under our agreements with the owner, or if the name CELLULARONE® were to suffer diminished marketing appeal, or, if we are unable to renew these agreements, our ability to attract new subscribers and to retain existing subscribers in the applicable markets could be materially impaired.

We depend in large part on the efforts of our key personnel. The loss of our key personnel in a competitive employment environment could affect our growth and future success.

      Our future success depends in large part on the continued employment of our key employees. We have no formal employment agreements with any of our key employees. In August 2004, our Chief Operating Officer stepped down and Everett Dobson, our Chairman and Chief Executive Officer, assumed that position on an interim basis. We have begun an executive search for a new Chief Operating Officer but the search has not been completed. In addition, we recently terminated two of our three regional vice presidents, which positions currently remain unfilled.

      There is intense competition for qualified personnel in our industry, and the limited availability of qualified individuals could become an issue of increasing concern in the future. Our financial condition depends upon qualified personnel successfully implementing our business plan. If we are unable to fill the Chief Operating Officer position with a qualified person for an extended period of time, or if we lose any of our key employees, our business could be adversely affected.

Our operations are subject to governmental regulation that could have an adverse affect on our business.

      The telecommunications industry is subject to federal, state and other regulations that are continually evolving. The FCC and state regulatory agencies continue to issue rules implementing the requirements of the Telecommunications Act of 1996 (the “1996 Act”), as well as in furtherance of other regulatory objectives. We are subject to siting regulations which could materially affect our ability to build new cell sites and expand our coverage.

      As new telecommunications laws and regulations are issued, we may be required to modify our business plans or operations. We cannot assure you that we can do so in a cost-effective manner. In addition, the failure by us to comply with applicable governmental regulations could result in the loss of our licenses or the assessment of penalties or fines or otherwise have a material adverse effect on our results of operations. For a more detailed description of the regulatory framework we operate in, see “Business— Regulation.”

      Further, federal or state governments could make regulations or take other actions that might have a material adverse effect on our business. The changes could materially and adversely affect our business prospects, operating results and our ability to service our debt, including the notes.

The loss of any of our licenses could adversely affect our ability to provide wireless service.

      In the United States, cellular, personal communications services and microwave licenses are valid for ten years from the effective date of the license. Licensees may renew their licenses for additional ten-year periods by filing a renewal application with the FCC. The renewal applications are subject to FCC review and are put out for public comment to ensure that the licensees meet their licensing requirements and comply with other applicable FCC mandates. Although to date the FCC has renewed each of our licenses for which a renewal application was required for a new ten-year term, the FCC may deny our license renewal applications for cause after appropriate notice and hearing. Denial of any renewal application could adversely affect our ability to continue to provide service in that license area.

Concerns that the use of wireless handsets may pose health and safety risks may discourage the use of our wireless handsets. In addition, the costs relating to compliance with safety requirements and potential litigation could have a material adverse effect on our business, financial condition and results of operations.

      Media reports have suggested and lawsuits have been filed against wireless service providers, including us, and equipment manufacturers alleging that radio frequency emissions from wireless handsets may be linked with health risks, including cancer, and interference with various electronic medical devices, including hearing aids and pacemakers. To the extent we are named in any such litigation, we will be forced to defend ourselves. If we do not prevail in such litigation, or are forced to pay damages, we could experience a material adverse effect on our business, financial condition or result of operations.

      Due to our size, we are unable to influence the design and manufacturing of wireless equipment. Concerns over radio frequency emissions may discourage the use of wireless communications devices, which could adversely affect our business. In addition, the FCC requires that certain transmitters, including mobile and portable transmitting devices used in wireless handsets, meet specific radio frequency exposure standards. Compliance with any new restrictions could materially increase our costs.

      Due to safety concerns, some state and local legislatures have passed or are considering legislation restricting the use of wireless telephones while driving automobiles. Concerns over safety risks and the effect of future legislation, if adopted and enforced in the areas we serve, could limit our ability to market and sell our wireless services. In addition, it may discourage use of our wireless devices and decrease our revenues from customers who now use their wireless telephones while driving. Further, litigation relating to accidents, deaths or serious bodily injuries allegedly incurred as a result of wireless telephone use while driving could result in damage awards, adverse publicity and further government regulation. Any or all of these results, if they occur, could have a material adverse effect on our results of operations and financial condition.

We are subject to environmental regulation and environmental compliance expenditures and liabilities.

      Our business is subject to many environmental laws and regulations, particularly with respect to owned or leased real property underlying our tower sites. Compliance with these laws and regulations is a factor in our business. We have incurred and expect to continue to incur expenditures to comply with applicable environmental laws and regulations. Moreover, some or all of the environmental laws and regulations to which we are subject could become more stringent or more stringently enforced in the future. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions.

      In addition to operational standards, environmental laws also impose obligations to clean up contaminated properties or to pay for the cost of such remediation. We could become liable, either contractually or by operation of law, for such remediation costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Although we have conducted environmental site assessments for only some of our owned or leased sites, we are not aware of any existing conditions that are likely to result in material costs or liabilities to us. However, there can be no assurance that such conditions do not exist or that all potential instances of soil or groundwater contamination have been identified, even where site assessments have been conducted. Moreover, future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to material remediation costs.

We are controlled by members of the Dobson family through their ownership of our Class B common stock and decisions of our board may be influenced by holders of our preferred stock.

      Members of the Dobson family beneficially own shares of our common stock representing approximately 60% of the total voting power of our outstanding common stock, and 59% on a fully diluted basis. The Dobson family will be able to exert a significant amount of control over the election of a majority of the members of our board of directors and the vote on substantially all other matters, including significant corporate transactions, such as the approval of a merger or other transactions involving a sale of us. In addition, as a result of our decision to cease paying dividends on our outstanding preferred stock, the holders of the preferred stock may have the right to appoint up to six directors to our board, and therefore, may have the ability to influence actions taken by our board.

      The interests of the Dobson family and holders of our preferred stock as shareholders may conflict with your interest as a noteholder. They may take action they believe will benefit their equity investment in us even though such actions might not be in your best interests as a noteholder.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Dobson Cellular Results of Operations for the Six Months ended June 30, 2004 to June 30, 2003

      We have presented our historical results of operations from continuing operations for the periods indicated along with the results from newly acquired markets. Results from newly acquired markets refers to the results of operations of our recent acquisitions. Our recent acquisitions include the two Alaska properties from June 15, 2003, the Michigan 5 property from February 17, 2004 and the NPI markets from June 15, 2004. The following table sets the components of our results of operations for the six months ended June 30, 2004 and 2003:

							Percentage
							Change
							in Non-
							Acquisition
	Six Months June 30, 2004			Six Months June 30, 2003			Markets

		Results	Results		Results	Results
		from Newly	from Non-		from Newly	from Non-
		Acquired	Acquisition		Acquired	Acquisition
	Historical	Markets	Markets	Historical	Markets	Markets	‘04 vs. ‘03

	($ in thousands)
Service revenue	$213,787	$44,614	$169,173	$171,808	$3,150	$168,658	0.3%
Roaming revenue	53,168	2,862	50,306	89,346	644	88,702	(43.3)%
Equipment and other revenue	15,872	2,483	13,389	11,215	230	10,985	21.9%

Total operating revenue	282,827	49,959	232,868	272,369	4,024	268,345	(13.2)%

Cost of service (exclusive of depreciation and amortization shown separately below)	70,759	12,704	58,055	64,015	1,550	62,465	(7.1)%
Cost of equipment	28,453	3,458	24,995	17,936	250	17,686	41.3%
Marketing and selling	34,485	3,963	30,522	27,193	366	26,827	13.8%
General and administrative	46,204	7,715	38,489	32,581	284	32,297	19.2%
Depreciation and amortization	50,934	5,196	45,738	41,262	228	41,034	11.5%

Total operating expense	230,835	33,036	197,799	182,987	2,678	180,309	9.7%

Operating income	51,992	16,923	35,069	89,382	1,346	88,036	(60.2)%

Interest expense	(37,970)	—	(37,970)	(28,185)	—	(28,185)	34.7%
Loss from extinguishment of debt	(349)	—	(349)	—	—	—	*
Other income (expense)	3,708	(904)	4,612	572	—	572	706.3%
Minority interests in income of subsidiaries	(2,002)	—	(2,002)	(3,405)	—	(3,405)	(41.2)%
Income tax (expense) benefit	(5,844)	(6,087)	243	(22,179)	(511)	(21,668)	101.1%

Income (loss) from continuing operations	$9,535	$9,932	$(397)	$36,185	$835	$35,350	(101.1)%

*	Calculation is not meaningful.

     Service revenue. For the six months ended June 30, 2004, our historical service revenue increased compared to the six months ended June 30, 2003. This increase was primarily attributable to our acquisitions of the two Alaska properties we acquired on June 17, 2003, the Michigan 5 property we acquired on February 17, 2004 and the NPI markets we acquired on June 15, 2004, which we refer to, collectively, as the acquisitions. Before giving effect to the acquisitions, our service revenue increased slightly by $0.6 million. This is due to a slight increase in customers, offset by a decline in average monthly service revenue per subscribers. Our average subscriber base in our non-acquisition markets increased 4.3%, to 708,400, for the six months ended June 30, 2004, from 679,200, for the six months ended June 30, 2003.

      Roaming revenue. For the six months ended June 30, 2004, our historical roaming revenue decreased compared to the six months ended June 30, 2003. Before giving effect to the acquisitions, our roaming revenue decreased $38.4 million. This decline was a result of a 40.5% decline in our roaming revenue per minute-of-use in our non-acquisition markets as contractual rates decreased during 2003, and a slight decrease in roaming minutes in our non-acquisition markets.

      Equipment and other revenue. For the six months ended June 30, 2004, our historical equipment and other revenue increased compared to the six months ended June 30, 2003. Before giving effect to the acquisitions, our equipment and other revenue increased $2.4 million. The increase in equipment revenue was primarily a result of increased purchases of new handsets due to an increase in the number of customers upgrading to new rate plans, including our new GSM rate plans. The slight decline in other revenue is a result of the elimination of amounts charged to our previously unconsolidated affiliates for the use of shared assets, offset by an increase in rental revenue.

      Cost of service. The following table sets forth the actual results of the components of our cost of service for the periods indicated:

	Six Months Ended June 30,

	2004		2003

	Amount	Percentage	Amount	Percentage

	($ in thousands)
Network costs	$47,575	67%	$37,994	59%
Roaming costs	23,184	33%	26,021	41%

Total cost of service	$70,759	100%	$64,015	100%

      For the six months ended June 30, 2004, our network costs, which are the costs we incurred in operating our wireless network and providing service to our customers, increased compared to the six months ended June 30, 2003. Before giving effect to the acquisitions, our network costs increased $3.2 million. This increase was primarily a result of adding new circuits and cell sites related to our new GSM network, offset by credits received from certain of our network service providers and renegotiated lower local access rates charged to us by third-party providers for use of local access across the network.

      For the six months ended June 30, 2004, our roaming costs decreased compared to the six months ended June 30, 2003. Before giving effect to the acquisitions, our roaming costs declined $5.7 million. This decline was primarily a result of a 28.5% decrease in roaming costs per minute-of-use in our non-acquisition markets as contractual rates decreased in 2004, offset by an 8.1% increase in the minutes used by our customers on third-party wireless providers’ networks, in our non-acquisition markets.

      Cost of equipment. For the six months ended June 30, 2004, our cost of equipment increased compared to the six months ended June 30, 2003. Before giving effect to the acquisitions, our cost of equipment increased $7.3 million. This increase in cost of equipment was due to an increase in the average cost of handsets sold to customers, along with increased purchases of new handsets due to an increase in the number of customers upgrading to new rate plans, including our new GSM rate plans.

      Marketing and selling costs. For the six months ended June 30, 2004, our marketing and selling costs increased compared to the six months ended June 30, 2003. Before giving effect to the acquisitions, our marketing and selling costs increased $3.7 million. This was primarily due to increased spending on advertising to launch our new GSM rate plans.

      General and administrative costs. For the six months ended June 30, 2004, our general and administrative costs increased compared to the six months ended June 30, 2003. Before giving effect to the acquisitions, our general and administrative costs increased $6.2 million. This increase was a result of increased infrastructure costs such as customer service, billing, and administrative costs as a result of the overall growth of our business.

      Depreciation and amortization expense. For the six months ended June 30, 2004, our depreciation and amortization expense increased compared to the six months ended June 30, 2003. Before giving effect to the acquisitions, our depreciation and amortization expense increased $4.7 million. This increase in our non-acquisition markets was a result of additional depreciation on fixed assets acquired or constructed in 2003 and the first six months of 2004.

      Interest expense. For the six months ended June 30, 2004, our interest expense increased compared to the six months ended June 30, 2003. This was primarily due to increased long-term debt related to our acquisitions.

      Loss from extinguishment of debt. The loss from extinguishment of debt for the six months ended June 30, 2004 was due to paying off the remainder of the Sygnet credit facility.

      Other income, net. For the six months ended June 30, 2004, our other income increased compared to the six months ended June 30, 2003, primarily due to increase in interest income.

      Minority interests in income of subsidiaries. For the six months ended June 30, 2004, our minority interests in income of subsidiaries decreased compared to the six months ended June 30, 2003. This decrease was attributable to the decreased income earned from our subsidiaries in markets in which we do not own a 100% interest.

      Discontinued operations. For the six months ended June 30, 2004, we had income from discontinued operations of $0.4 million compared to income from discontinued operations (including the gain on the sale) of $37.9 million for the six months ended June 30, 2003. Our discontinued operations during 2004 include the Maryland properties included in the swap with Cingular Wireless, while our discontinued operations during 2003 include both the California properties included in the swap with AT&T Wireless and the Maryland properties included in the swap with Cingular Wireless.

      Net (loss) income. For the six months ended June 30, 2004, our net income was $10.0 million. Our net income decreased $64.1 million, from net income of $74.1 million for the six months ended June 30, 2003. The decrease in our net income was primarily attributable to our increase in interest expense for the six months ended June 30, 2004, and the income from discontinued operations (including the gain on the sale) of $37.9 million for the six months ended June 30, 2003.

Dobson Cellular Results of Operations for the Years Ended December 31, 2003, 2002, and 2001

      We have presented our historical results of operations from continuing operations for the periods indicated along with the results from newly acquired markets. Results from newly acquired markets refers to the results of operations of our recent acquisitions. Our recent acquisitions include the two Alaska properties from June 15, 2003. The following table sets the components of our results of operations for the years ended December 31, 2003, 2002 and 2001:

	Year Ended December 31, 2003
				Year Ended	Year Ended	Percentage Change
		Results	Results	December 31,	December 31,	in Non-Acquisition
		from Newly	from Non-	2002	2001	Markets
		Acquired	Acquisition
	Historical	Markets	Markets	Historical	Historical	’03 vs. ’02	’02 vs. ’01

	($ in thousands)
Service revenue	$388,858	$46,850	$342,008	$322,825	$281,499	5.9%	14.7%
Roaming revenue	161,251	4,691	156,560	176,150	186,678	(11.1)%	(5.6)%
Equipment and other revenue	25,320	2,186	23,134	17,504	19,191	32.2%	(8.8)%

Total operating revenue	575,429	53,727	521,702	516,479	487,368	1.0%	6.0%

Cost of service (exclusive of depreciation and amortization shown separately below)	138,564	14,966	123,598	138,240	138,565	(10.6)%	(0.2)%
Cost of equipment	41,508	1,862	39,646	40,331	43,917	(1.7)%	(8.2)%
Marketing and selling	58,530	3,434	55,096	61,581	62,089	(10.5)%	(0.8)%
General and administrative	76,588	7,483	69,105	65,741	60,504	5.1%	8.7%
Depreciation and amortization	90,777	4,199	86,578	75,181	155,724	15.2%	(51.7)%

Total operating expense	405,967	31,944	374,023	381,074	460,799	(1.9)%	(17.3)%

Operating income	169,462	21,783	147,679	135,405	26,569	9.1%	409.6%

Interest expense	(53,735)	(2)	(53,733)	(78,113)	(101,082)	(31.2)%	(22.7)%
(Loss) gain from extinguishment of debt	(52,277)	—	(52,277)	2,202	—	*	*
Other income (expense)	6,309	(304)	6,613	11,749	1,849	(43.7)%	535.4%
Minority interests in income of subsidiaries	(6,541)	—	(6,541)	(6,521)	(5,517)	0.3%	18.2%
Income tax (expense) benefit	(22,023)	(8,161)	(13,862)	(24,594)	29,709	43.6%	(182.8)%

Income (loss) from continuing operations	$41,195	$13,316	$27,879	$40,128	$(48,472)	(30.5)%	220.8%

*	Calculation is not meaningful.

     Service revenue. For the year ended December 31, 2003, our historical service revenue increased compared to the year ended December 31, 2002. Service revenue also increased in 2002 compared to 2001. This increase in 2003 was primarily attributable to our acquisition of the two Alaska properties we acquired on June 17, 2003 (the “acquisitions”). Before giving effect to the acquisitions, our service revenue increased by $19.2 million in 2003 compared to 2002. The increases in 2003 and 2002 in service revenue were attributable to our increased subscriber base in our non-acquisition markets. Our average subscriber base in our non-acquisition markets increased 8.9%, to 689,200, for the year ended December 31, 2003, from 632,900, for the year ended December 31, 2002 and an increased of 14.7% to 632,900 at December 31, 2002 from 551,600 at December 31, 2001.

      Roaming revenue. For the year ended December 31, 2003, our historical roaming revenue decreased compared to the year ended December 31, 2002. Roaming revenue also decreased in 2002 compared to 2001. Before giving effect to the acquisitions, our roaming revenue decreased $19.5 million in 2003 compared to 2002. This is primarily a result of a 21.2% and 27.2% decline in our roaming revenue per minute-of-use in our non-acquisition markets as contractual rates decreased during 2003 and 2002, respectfully. This decline in our roaming revenue per minute-of-use in our non-acquisition markets was partially offset by a 12.8% and 29.5% increase in roaming minutes in our non-acquisition markets due to expanded coverage areas and increased usage during 2003 and 2002, respectfully.

      Equipment and other revenue. For the year ended December 31, 2003, our historical equipment and other revenue increased compared to the year ended December 31, 2002. Before giving effect to the acquisitions, our equipment and other revenue increased $5.6 million. This increase was primarily due to increases in amounts previously charged to our unconsolidated affiliates for the use of shared assets.

      For the year ended December 31, 2002, our historical equipment and other revenue decreased compared to the year ended December 31, 2001. This decline in revenue is primarily due to our slight decline in gross subscriber additions and the slow-down in the migration of existing subscribers from analog to digital service.

      Cost of service. The following table sets forth the actual results of the components of our cost of service for the periods indicated:

	Year Ended December 31,

	2003		2002		2001

	Amount	Percentage	Amount	Percentage	Amount	Percentage

	($ in thousands)
Network costs	$85,841	62%	$78,233	57%	$68,940	50%
Roaming costs	52,723	38%	60,007	43%	69,625	50%

Total cost of service	$138,564	100%	$138,240	100%	$138,565	100%

      For the year ended December 31, 2003, our network costs, which are the costs incurred from operating our wireless network and providing service to our customers, increased compared to the year ended December 31, 2002. Before giving effect to the acquisitions, network costs declined $3.1 million. This decline was primarily a result of credits received from certain of our network service providers and renegotiated lower local access rates charged to us by third-party providers for use of local access across the network.

      For the year ended December 31, 2002, our network costs, increased compared to the year ended December 31, 2001. This increase was primarily the result of an increase in wholesale toll charges, due to increases in customer usage, and an increase in rent incurred from our cell site leases as a result of the continued build-out of our network.

      For the year ended December 31, 2003, roaming costs increased compared to the year ended December 31, 2002. Before giving effect to the acquisitions,roaming costs declined $12.1 million. This was primarily a result of a 25.0% decline in rates charged by those providers resulting from new lower rate agreements, offset by an 5.2% increase in the minutes used by our customers on third-party wireless providers’ networks, in our non-acquisition markets.

      For the year ended December 31, 2002, roaming costs decreased compared to the year ended December 31, 2001. This decrease was the result of a 29.1% decline in rates charged by those providers resulting from new lower rate agreements, offset by a 21.5% increase in the minutes used by our customers on third-party wireless providers’ networks.

      Cost of equipment. For the year ended December 31, 2003, our historical cost of equipment decreased compared to the year ended December 31, 2002. Cost of equipment also decreased in 2002 compared to 2001. Before giving effect to the acquisitions, our cost of equipment decreased $0.7 million during 2003. This is primarily a result of a decrease in gross subscriber additions in our non-acquisition markets. In addition in 2002, we experienced a slow-down in the migration of existing subscribers from analog to digital service.

      Marketing and selling costs. For the year ended December 31, 2003, our marketing and selling costs decreased compared to the year ended December 31, 2002. Marketing and selling costs also decreased in 2002 compared to 2001. Before giving effect to the acquisitions, our marketing and selling costs decreased $6.5 million during 2003. This was primarily a result of the decrease in gross subscriber additions in our non-acquisition markets.

      General and administrative costs. For the year ended December 31, 2003, our historical general and administrative costs increased compared to the year ended December 31, 2002. General and administrative costs also increased in 2002 compared to 2001. Before giving effect to the acquisitions, our general and administrative costs increased $3.4 million during 2003. This increase is a result of increased infrastructure costs such as customer service, billing, and administrative costs as a result of the overall growth of our business, offset by the reductions in bad debt expense as a result of improved collections and efficiencies gained from further integration of acquired companies and increased economies of scale in our non-acquisition markets. Overall, our average monthly general and administrative costs per average subscriber has decreased to $8 in 2003 compared to $9 in our non-acquisition markets for 2002 and 2001.

      Depreciation and amortization expense. For the year ended December 31, 2003, our historical depreciation and amortization expense increased compared to the year ended December 31, 2002. Before giving effect to the acquisitions,our depreciation and amortization expense increased $11.4 million. This increase in our non-acquisition markets is a result of additional depreciation on fixed assets acquired in 2002 and 2003.

      For the year ended December 31, 2002, our depreciation and amortization expense decreased compared to the year ended December 31, 2001. This decline in expense is a result of implementing SFAS No. 142, “Goodwill and Other Intangible Assets,” which required companies to stop amortizing existing goodwill and intangible assets with indefinite lives effective January 1, 2002. Under this new rule we treat our wireless license acquisition costs as indefinite life intangible assets. For the year ended December 31, 2001, the aggregate amount of amortization expense attributable to our wireless license acquisition costs was $87.4 million.

      Interest expense. For the year ended December 31, 2003, our interest expense decreased compared to the year ended December 31, 2002. Interest expense also decreased in 2002 compared to 2001. Before giving effect to these acquisitions, our interest expense decreased $24.4 million during 2003. This is primarily the result of the repayment of our outstanding balance on our Dobson Operating Co. and Sygnet Wireless credit facilities and decreased variable interest rates as a result of lower interest rates and the expiration of our interest rate hedges, offset by the interest expense on Dobson Cellular’s senior secured credit facility.

      (Loss) gain from extinguishment of debt. For the year ended December 31, 2003, our loss from extinguishment of debt was $52.3 million, compared to a gain of $2.2 million for the year ended December 31, 2002. The loss from extinguishment of debt for the year ended December 31, 2003, was due to paying off the Dobson Operating Co. credit facility, the Sygnet credit facility and $183.3 million principal amount of the Dobson/ Sygnet senior notes. Our gain from extinguishment of debt for the year ended December 31, 2002, resulted from the repurchase of $11.5 million principal amount of Dobson/ Sygnet senior notes for the purchase price of $8.9 million.

      Other income, net. For the year ended December 31, 2003, our other income decreased compared to the year ended December 31, 2002. The decrease in other income was related to the write off of costs associated with the eleven licenses we did not receive in the FCC auction, which were written off during 2002, and a decrease in interest income.

      For the year ended December 31, 2002, our other income increased compared to the year ended December 31, 2001. The increase in other income was related to an increase in interest income.

      Discontinued operations. For the year ended December 31, 2003, we had income from discontinued operations (including the gain on the sale) of $26.7 million compared to $112.8 million in 2002. Discontinued operations during 2003 relate to both the California/ Alaska swap with AT&T Wireless and the Michigan/ Maryland swap with Cingular Wireless, while discontinued operations in 2002 relate to the California/ Alaska swap with AT&T Wireless, the Michigan/ Maryland swap with Cingular Wireless and the markets sold to Verizon Wireless.

      Cumulative effect of change in accounting principle. For the year ended December 31, 2002, we recognized a total impairment on our wireless license acquisition costs of approximately $33.3 million, net of tax benefit, as a result of implementing SFAS No. 142, “Goodwill and Other Intangible Assets.”

      Net income (loss). Our net income was $67.9 million for the year ended December 31, 2003, $119.6 million for the year ended December 31, 2002 and we had a net loss of $46.7 million for the year ended December 31, 2001. Our net income during 2003 primarily resulted from income (including a gain on the sale) of our discontinued operations. During 2002 our net income was primarily attributable to the gain from the sale of discontinued operations offset by our loss recognized from the cumulative effect of change in accounting principle. Our net loss during 2001 resulted from an increase in interest expense.

Dobson Cellular Liquidity and Capital Resources

      At June 30, 2004, Dobson Cellular had working capital of $11.8 million, a ratio of current assets to current liabilities of 1.1:1 and an unrestricted cash balance of $31.5 million, which compares to working capital of $22.6 million, a ratio of current assets to current liabilities of 1.2:1 and an unrestricted cash balance of $59.4 million at December 31, 2003.

      Dobson Cellular’s net cash provided by operating activities totaled $43.3 million for the six months ended June 30, 2004, compared to $50.3 million for the six months ended June 30, 2003. The decrease was primarily due to a decrease in our income from continuing operations, a decrease in cash provided by discontinued operations and changes in our current assets and liabilities, which required more net cash payments in 2004 than in 2003.

      Dobson Cellular’s net cash used in investing activities totaled $84.5 million for the six months ended June 30, 2004, compared to $12.3 million for the six months ended June 30, 2003. Net cash used in investing activities for the six months ended June 30, 2004 primarily relates to capital expenditures of $62.7 million and the acquisition of NPI on June 15, 2004 for $29.4 million, offset by $22.0 million in cash received from Cingular Wireless as part of our Michigan/ Maryland swap and $7.2 million from receipt of funds held in escrow for contingencies on previously sold assets. Capital expenditures for the six months ended June 30, 2003, were $48.5 million.

      Dobson Cellular’s net cash provided by financing activities was $13.3 million for the six months ended June 30, 2004, compared to net cash used in financing activities of $39.7 million for the six months ended June 30, 2003. Our financing activity uses for the six months ended June 30, 2004, consisted primarily of repayments of long-term debt totaling $8.0 million, offset by proceeds from long-term debt of $28.0 million. Our primary financing activity uses for the six months ended June 30, 2003, included repayments of long-term debt totaling $35.2 million.

BUSINESS

Operations

      These tables set forth information with respect to our existing wireless markets. Information with respect to populations in licensed areas is as of June 30, 2004 and is our estimate based upon the Claritas 2000 Bureau of Census results, adjusted to exclude those portions of rural service areas, or RSAs, and MSAs not covered by our licenses, as well as discontinued operations. Information with respect to subscribers is as of June 30, 2004. We determine market penetration by dividing the total number of subscribers in each of our FCC wireless licensed areas at the end of the period by the estimated total population covered by the applicable wireless license.

      The following table sets forth information with respect to our existing markets as of June 30, 2004:

	Dobson	American	Dobson
	Cellular	Cellular	Communications

Alaska
Anchorage AK MSA	262,100		262,100
AK 1 RSA	113,300		113,300
AK 2 RSA	121,000		121,000
AK 3 RSA	72,200		72,200
Arizona
AZ 1 RSA	149,500		149,500
Illinois
Alton, IL MSA		21,700	21,700
Kansas
KS 5 RSA	117,100		117,100
Kentucky
KY 4 RSA		260,300	260,300
KY 5 RSA		164,400	164,400
KY 6 RSA		277,700	277,700
KY 8 RSA		124,500	124,500
Maryland
Cumberland, MD MSA	102,000		102,000
Hagerstown, MD MSA	131,900		131,900
MD 1 RSA	29,800		29,800
MD 3 RSA	195,300		195,300
Michigan
MI 1 RSA		202,700	202,700
MI 3 RSA	174,900		174,900
MI 10 RSA	138,900		138,900
MI 5 RSA	169,400		169,400
Michigan PCS(1)	646,500		646,500
Minnesota
Duluth MN MSA		243,800	243,800
MN 2 RSA		31,800	31,800
MN 3 RSA		58,400	58,400
MN 4 RSA		16,300	16,300
MN 5 RSA		214,700	214,700
MN 6 RSA		274,500	274,500
Missouri
MO 1 RSA	43,000		43,000
MO 2 RSA	23,100		23,100
MO 4 RSA	72,500		72,500
MO 5 RSA	13,800		13,800

	Dobson	American	Dobson
	Cellular	Cellular	Communications

New York
NY 3 RSA	476,200		476,200
Orange County NY MSA		341,400	341,400
Poughkeepsie NY MSA		280,200	280,200
NY 5 RSA		393,100	393,100
NY 6 RSA		111,300	111,300
Ohio
Youngstown OH MSA	482,700		482,700
OH 11 RSA	112,100		112,100
OH 7 RSA		261,500	261,500
OH 10 RSA		62,300	62,300
Oklahoma
OK 6 RSA	223,600		223,600
OK 5 RSA(2)	40,200		40,200
OK 7 RSA(2)	117,200		117,200
Enid, OK MSA	57,800		57,800
OK 2 RSA	48,900		48,900
NE Oklahoma PCS(3)		259,400	259,400
Pennsylvania
Sharon PA MSA	120,300		120,300
PA 1 RSA	196,800		196,800
Erie, PA MSA	280,800		280,800
PA 2 RSA	87,000		87,000
PA 6 RSA	382,900		382,900
PA 7 RSA	218,900		218,900
PA 9 RSA		189,300	189,300
PA 10 West RSA	50,000		50,000
Texas
TX 2 RSA(4)	89,300		89,300
TX 16 RSA	349,700		349,700
TX 10 RSA	335,700		335,700
TX 9 RSA	193,400		193,400
West Virginia
WV 2 RSA		76,600	76,600
WV 3 RSA		268,200	268,200
Wisconsin
Eau Claire WI MSA		148,300	148,300
Wausau WI MSA		125,800	125,800
WI 1 RSA		118,000	118,000
WI 2 RSA		86,100	86,100
WI 3 RSA		142,900	142,900
WI 4 RSA		124,300	124,300
WI 5 RSA		83,900	83,900
WI 6 RSA		33,600	33,600

Total population	6,439,800	4,997,000	11,436,800

Total subscribers	893,800	713,700	1,607,500

Total penetration	13.9%	14.3%	14.1%

(1)	Michigan PCS licenses pertain to the following BTAs: BTA 11, BTA 169, BTA 241, BTA 307, BTA 310, BTA 345, BTA 390, BTA 409 and BTA 446. These PCS licenses have a total population of 1.2 million, however, they overlap populations already covered by our cellular licenses. Therefore, the incremental population outside of our cellular license coverage area of 646,500 is the population noted in our table above.
(2)	This market is owned by a partnership, of which Dobson Cellular owns approximately 65% interest.
(3)	NE Oklahoma PCS consists of the following BTAs: BTA 31, BTA 88 and portions of BTA 220, BTA 311 and BTA 448.
(4)	This market is owned by a partnership, of which Dobson Cellular owns approximately 62% interest.

Roaming

      Roaming is an important service component for our business. Accordingly, where possible, we attempt to arrange roaming agreements that allow customers to roam at competitive prices. We believe this increases usage on all wireless systems, including our own. We operate many systems that are adjacent to major metropolitan areas and include a high concentration of expressway corridors. These systems tend to have a significant amount of roaming activity.

      Our two most significant roaming partners are AT&T Wireless and Cingular Wireless, which accounted for almost 90% of our roaming traffic in 2003 and the first half of 2004. We have entered into long-term roaming agreements with both AT&T Wireless and Cingular Wireless to provide their subscribers with GSM and TDMA services when they roam in our markets. These agreements also allow our subscribers to roam outside of our service area on the networks of AT&T Wireless and Cingular Wireless at rates we believe to be favorable.

      In early 2004, Cingular Wireless announced that it had entered into an agreement to acquire AT&T Wireless. Although it is not certain what effect this merger will have on our roaming arrangements, Cingular Wireless may attempt to assign markets between the AT&T Wireless and Cingular Wireless agreements so as to (i) increase the roaming rate we pay AT&T Wireless and Cingular Wireless or reduce the roaming rate AT&T Wireless and Cingular Wireless pay us, (ii) negate, to the extent possible, our preferred roaming status in AT&T Wireless or Cingular Wireless markets, and/or (iii) terminate the limited exclusivity provisions set forth in our AT&T Wireless agreements. We do not expect the proposed merger to result in the modification or termination of our existing roaming agreements, although if the merger is completed we may seek to renegotiate the terms of our existing agreements or negotiate a new master agreement on mutually agreeable terms. However, it is not certain what effect the proposed merger will have on our roaming traffic or on our future roaming arrangements with AT&T Wireless and Cingular Wireless.

      AT&T Wireless. Our most significant roaming partner is AT&T Wireless. For the six months ended June 30, 2004, AT&T Wireless’ customers accounted for approximately 47% of our roaming revenue, or approximately 9% of our total operating revenue. Dobson Cellular’s roaming agreements with AT&T Wireless for both GSM/ GPRS/ EDGE and TDMA expire in July 2008, subject to earlier termination under certain circumstances, including the technical or commercial impracticability of using a party’s roaming network, the occurrence of an unacceptable level of unauthorized use, or the revocation or nonrenewal of a party’s GSM license.

      The roaming agreements provide for negotiated roaming rates for GSM/ GPRS/ EDGE and TDMA in the respective markets of Dobson Cellular and AT&T Wireless. The rates are non-reciprocal. The TDMA rates are set through June 30, 2008. For GSM/ GPRS/ EDGE, the rates are fixed through June 30, 2006, subject to modification in limited circumstances. The rates in years 2007 and 2008 could decrease to a limited extent based on the average revenue per minute earned by AT&T Wireless from its subscribers.

      Subject to certain exceptions, through June 30, 2006, AT&T Wireless and its controlled affiliates have agreed not to expand their current GSM/ GPRS/ EDGE or TDMA footprint to directly or indirectly engage in a business that provides or resells, or grants a license that facilitates or enables the provision or resale of, facilities-based mobile wireless telecommunications services using GSM/ GPRS/ EDGE or TDMA on any spectrum in any of Dobson Cellular’s markets. Subject to the provisions of the roaming agreements, Dobson Cellular may elect to extend the exclusivity period for 2007 and 2008. AT&T Wireless’ current GSM/ GPRS/ EDGE footprint overlaps with approximately 2.0 million of the population covered by Dobson Cellular’s wireless licenses.

      AT&T Wireless may engage in investments, asset sales or other business combination transactions involving markets overlapping with Dobson Cellular if the overlap is less than 25% of the total markets in the transaction (measured by population). In such event, AT&T Wireless customers would no longer need to roam on Dobson Cellular’s systems in these markets.

      AT&T Wireless has agreed that its customers, when roaming in virtually all of Dobson Cellular’s markets, will seek GSM/ GPRS/ EDGE roaming service from Dobson Cellular prior to seeking such service from another carrier other than Cingular so long as Dobson Cellular is in compliance with the construction, operational and other requirements under the agreements.

      AT&T Wireless has agreed that its customers, when roaming in virtually all of Dobson Cellular’s markets, will seek TDMA roaming service from Dobson Cellular prior to seeking such service from another carrier so long as Dobson Cellular is in compliance with the construction, operational and other requirements under the agreements.

      AT&T Wireless may terminate the preferred GSM roaming provider and limited exclusivity provisions of the agreements if Dobson Cellular ceases to be in compliance with the construction, operational and other requirements under the agreements, or if a major competitor of AT&T Wireless acquires Dobson Cellular.

      American Cellular’s roaming agreement with AT&T Wireless for TDMA expires in February 2020, although the roaming rates are established only through June 2007. The roaming agreement for GSM/ GPRS/ EDGE expires in July 2008, although the roaming rates are established only through June 2008, subject to earlier termination under certain circumstances, including the technical or commercial impracticability of using either party’s roaming network, the occurrence of an unacceptable level of unauthorized use, or the revocation or nonrenewal of either party’s GSM license. For GSM/ GPRS/ EDGE the rates are fixed through June 30, 2006, subject to modification in limited circumstances. The rates in years 2007 and 2008 could decrease to a limited extent based on the average revenue per minute earned by AT&T Wireless from its subscribers.

      Subject to certain exceptions, through June 30, 2006, AT&T Wireless and its controlled affiliates have agreed not to expand their current GSM/ GPRS/ EDGE or TDMA footprint to directly or indirectly, engage in a business that provides or resells, or grants a license that facilitates or enables the provision or resale of, facilities-based mobile wireless telecommunications services using GSM/ GPRS/ EDGE or TDMA on any spectrum in any of American Cellular’s markets. Subject to the provisions of the roaming agreements, American Cellular may elect to extend the exclusivity period for 2007 and 2008. AT&T Wireless’ current GSM/ GPRS/ EDGE footprint overlaps with approximately 0.4 million of the population covered by American Cellular’s wireless licenses.

      AT&T Wireless may engage in investments, asset sales or other business combination transactions involving markets overlapping with American Cellular if the overlap is less than 25% of the total markets in the transaction (measured by population); however, in such event, American Cellular will have the right to purchase from AT&T Wireless and its affiliates, the markets constituting the overlap.

      AT&T Wireless has agreed that its customers, when roaming in any of American Cellular’s markets, will seek TDMA or GSM/ GPRS/ EDGE roaming service from American Cellular prior to seeking such service from another carrier so long as American Cellular is in compliance with the construction, operational and other requirements under the agreements.

      AT&T Wireless may terminate the preferred GSM roaming provider and limited exclusivity provisions of the agreements if American Cellular ceases to be in compliance with the construction, operational and other requirements under the agreements, or if a major competitor of AT&T Wireless acquires American Cellular.

      Cingular Wireless. For the six months ended June 30, 2004, Cingular Wireless’ customers accounted for approximately 35% of our roaming revenue, or approximately 6% of our total operating revenue. Under our Cingular Wireless roaming agreement, Cingular Wireless and we charge each other favorable roaming rates for usage of both GSM and TDMA in our respective markets. These rates have decreased over time through December 16, 2003, when the rates reached a floor that made them a fixed rate until December 31, 2008. Subject to certain limitations, we are a preferred roaming partner for GSM and TDMA services for substantially all of Cingular’s customers that roam in our markets. Our roaming agreement with Cingular Wireless requires that we maintain and provide certain call features and related services to roaming customers, such as call waiting, call forwarding, three-way calling, caller ID and voice mail. This roaming agreement may be terminated or suspended by either party if the FCC revokes a license covering a material portion of either party’s markets, or if either party fails to control subscriber fraud, fails to adhere to system technical requirements and upgrades or breaches any of the material terms of the roaming agreement. The roaming agreement expires on December 31, 2011.

Legal Proceedings

      We are not currently aware of any pending or threatened litigation against us or our subsidiaries that could have a material adverse effect on our consolidated financial condition, results of operations or cash flows. We are in continuing discussions with the SEC regarding an informal inquiry regarding the timing of our disclosure that a controlling interest in Dobson Communications was pledged to secure a loan to Dobson CC Limited Partnership. We initially disclosed the pledge in September 2001, which we believe was timely, although the SEC disagrees with our position. The loan and pledge that are the subject of this inquiry no longer exist. Based on preliminary settlement discussions with the staff of the SEC, we do not believe that the matter will result in any fine or monetary penalty to us or any other party or otherwise have an adverse effect in any material respects on us.

DESCRIPTION OF OTHER INDEBTEDNESS

Dobson Cellular’s Senior Secured Credit Facility

      On October 23, 2003, Dobson Cellular entered into the existing senior secured credit facility consisting of:

•	a 6-year $150.0 million senior secured revolving credit facility, and

•	a 6.5-year $550.0 million senior secured term loan facility.

      Concurrently with this offering, we expect to repay all outstanding amounts under Dobson Cellular’s senior secured credit facility, including retiring the term loans outstanding under such senior secured credit facility, and enter into an amendment to such senior secured credit facility that will, among other things, permit additional leverage under certain of the leverage ratios, reduce the aggregate available revolving credit commitments to $75.0 million and shorten the maturity of the revolving credit facility to October 23, 2008. The terms of the proposed amendment to Dobson Cellular’s senior secured credit facility have not been finalized and lenders holding at least a majority of the existing revolving credit commitments would need to consent to such amendment. If we do not obtain such consent, we may seek to replace the existing Dobson Cellular senior secured credit facility with a new revolving credit facility that would permit us to consummate this offering.

      Set forth below is supplemental condensed consolidating financial information as required by DCC’s indenture for its 8 7/8% senior notes due 2013, and by the DCS credit facility. Included are the condensed consolidating Balance Sheet, Statement of Operations and Statement of Cash Flows of Dobson Communications Corporation as of June 30, 2004, and for the six months ended June 30, 2004. Neither DCS, American Cellular nor their subsidiaries guaranty any of DCC’s outstanding debt. DCC, DCS and its subsidiaries do not guaranty any of American Cellular’s outstanding debt.

CONDENSED CONSOLIDATING BALANCE SHEET

As of Ended June 30, 2004

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,503	$15,235	$48,041	$4,846	$—	$99,625
Accounts receivable	61,122	30,768	—	—	—	91,890
Inventory	11,848	6,840	—	—	—	18,688
Prepaid expenses and other	23,514	9,130	—	—	—	32,644

Total current assets	127,987	61,973	48,041	4,846	—	242,847

PROPERTY, PLANT AND EQUIPMENT, net	364,380	198,164	—	—	—	562,544

OTHER ASSETS:
Net intercompany (payable) receivable	(34,078)	12,525	3,069	911,488	(893,004)	—
Restricted assets	4,451	—	—	—	—	4,451
Wireless license acquisition costs	1,091,225	669,169	9,676	4,423	—	1,774,493
Goodwill	36,683	570,708	—	1,142	—	608,533
Deferred financing costs, net	14,914	16,925	—	16,754	—	48,593
Other intangibles, net	26,741	67,253	—	—	—	93,994
Other non-current assets	2,834	635	—	1,624,384	(1,624,373)	3,480

Total other assets	1,142,770	1,337,215	12,745	2,558,191	(2,517,377)	2,533,544

Total assets	$1,635,137	$1,597,352	$60,786	$2,563,037	$(2,517,377)	$3,338,935

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$71,499	$12,475	$—	$—	$—	$83,974
Accrued expenses	20,794	12,584	—	—	—	33,378
Accrued interest	3,154	41,181	—	29,614	—	73,949
Deferred revenue and customer deposits	14,707	11,745	—	—	—	26,452
Current portion of long-term debt	5,500	—	—	—	—	5,500
Accrued dividends payable	—	—	—	8,300	—	8,300
Current portion of obligations under capital leases	531	—	—	—	—	531

Total current liabilities	116,185	77,985	—	37,914	—	232,084

OTHER LIABILITIES:
Long-term debt, net of current portion	1,461,379	913,282	—	893,084	(893,004)	2,374,741
Deferred tax liabilities	138,929	159,693	546	93,141	(117,929)	274,380
Senior exchangeable preferred stock, net	—	—	—	242,298	—	242,298
Other non-current liabilities	5,417	5,957	—	—	—	11,374
SERIES F CONVERTIBLE PREFERRED STOCK	—	—	—	122,536	—	122,536
STOCKHOLDERS’ (DEFICIT) EQUITY:
Total stockholders’ (deficit) equity	(86,773)	440,435	60,240	1,174,064	(1,506,444)	81,522

Total liabilities and stockholders’ (deficit) equity	$1,635,137	$1,597,352	$60,786	$2,563,037	$(2,517,377)	$3,338,935

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2003

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$59,387	$27,505	$60,501	$60,846	$—	$208,239
Restricted cash and investments	7,179	4,165	—	—	—	11,344
Accounts receivable	61,903	35,415	—	—	—	97,318
Inventory	8,642	3,752	—	—	—	12,394
Prepaid expenses and other	16,945	8,301	10	—	—	25,256

Total current assets	154,056	79,138	60,511	60,846	—	354,551

PROPERTY, PLANT AND EQUIPMENT, net	331,434	205,200	—	—	—	536,634

OTHER ASSETS:
Net intercompany (payable) receivable	(71,353)	7,059	(59,780)	138,236	(14,162)	—
Restricted assets	4,171	—	—	—	—	4,171
Goodwill	31,784	570,525	—	1,142	—	603,451
Wireless license acquisition costs	1,076,083	669,169	9,676	4,423	—	1,759,351
Deferred financing costs, net	14,611	18,044	—	18,714	—	51,369
Other intangibles, net	19,127	75,253	—	—	—	94,380
Assets of discontinued operations	70,043	—	—	—	—	70,043
Other non-current assets	4,378	620	—	1,561,364	(1,561,372)	4,990

Total other assets	1,148,844	1,340,670	(50,104)	1,723,879	(1,575,534)	2,587,755

Total assets	$1,634,334	$1,625,008	$10,407	$1,784,725	$(1,575,534)	$3,478,940

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$86,506	$17,934	$—	$—	$—	$104,440
Accrued expenses	21,520	10,865	—	170	—	32,555
Accrued interest	2,773	39,557	14,162	31,777	(14,162)	74,107
Deferred revenue and customer deposits	14,414	12,526	—	7	—	26,947
Current portion of long-term debt	5,500	—	—	—	—	5,500
Accrued dividends payable	—	—	—	8,604	—	8,604
Current portion of obligations under capital leases	782	—	—	—	—	782

Total current liabilities	131,495	80,882	14,162	40,558	(14,162)	252,935

OTHER LIABILITIES:
Long-term debt, net of current portion	548,370	912,851	—	948,463	—	2,409,684
Deferred tax liabilities	136,691	169,162	835	97,089	(117,929)	285,848
Senior exchangeable preferred stock, net	—	—	—	253,260	—	253,260
Liabilities of discontinued operations	27,823	—	—	—	—	27,823
Other non-current liabilities	6,495	6,814	—	—	—	13,309
SERIES F CONVERTIBLE PREFERRED STOCK	—	—	—	122,536	—	122,536
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	783,460	455,299	(4,590)	322,819	(1,443,443)	113,545

Total liabilities and stockholders’ equity	$1,634,334	$1,625,008	$10,407	$1,784,725	$(1,575,534)	$3,478,940

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Six Months Ended June 30, 2004

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
OPERATING REVENUE:
Service revenue	$213,787	$157,201	$—	$—	$—	$370,988
Roaming revenue	53,168	39,514	—	—	—	92,682
Equipment and other revenue	15,872	10,088	—	—	(3,475)	22,485

Total operating revenue	282,827	206,803	—	—	(3,475)	486,155

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	70,759	45,759	—	—	(360)	116,158
Cost of equipment	28,453	22,952	—	—	—	51,405
Marketing and selling	34,485	28,463	—	—	—	62,948
General and administrative	46,204	43,733	10	—	(3,115)	86,832
Depreciation and amortization	50,934	41,149	—	—	—	92,083

Total operating expenses	230,835	182,056	10	—	(3,475)	409,426

OPERATING INCOME (LOSS)	51,992	24,747	(10)	—	—	76,729

OTHER (EXPENSE) INCOME:
Interest expense	(37,970)	(47,368)	(1,137)	(44,703)	24,157	(107,021)
(Loss) gain from extinguishment of debt	(349)	—	—	6,088	—	5,739
Gain on redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	5,069	—	5,069
Dividends on mandatorily redeemable preferred stock	—	—	—	(16,907)	—	(16,907)
Other income (expense), net	3,708	(1,353)	389	23,131	(24,157)	1,718

INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	17,381	(23,974)	(758)	(27,322)	—	(34,673)

MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(2,002)	—	—	—	—	(2,002)

INCOME (LOSS) BEFORE INCOME TAXES	15,379	(23,974)	(758)	(27,322)	—	(36,675)
Income tax (expense) benefit	(5,844)	9,110	288	3,949	—	7,503

INCOME (LOSS) FROM CONTINUING OPERATIONS	9,535	(14,864)	(470)	(23,373)	—	(29,172)
Income from discontinued operations, net of income tax expense	443	—	—	—	—	443

NET INCOME (LOSS)	9,978	(14,864)	(470)	(23,373)	—	(28,729)
Dividends on preferred stock	—	—	—	(3,717)	—	(3,717)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$9,978	$(14,864)	$(470)	$(27,090)	$—	$(32,446)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Six Months Ended June 30, 2003

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
OPERATING REVENUE:
Service revenue	$171,808	$—	$—	$—	$—	$171,808
Roaming revenue	89,346	—	—	—	—	89,346
Equipment and other revenue	11,215	—	—	—	—	11,215

Total operating revenue	272,369	—	—	—	—	272,369

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	64,015	—	—	—	—	64,015
Cost of equipment	17,936	—	—	—	—	17,936
Marketing and selling	27,193	—	—	—	—	27,193
General and administrative	32,581	—	10	1	—	32,592
Depreciation and amortization	41,262	—	—	—	—	41,262

Total operating expenses	182,987	—	10	1	—	182,998

OPERATING INCOME (LOSS)	89,382	—	(10)	(1)	—	89,371

OTHER (EXPENSE) INCOME:
Interest expense	(28,185)	—	(2,262)	(16,875)	—	(47,322)
Other income, net	572	—	818	3,222	—	4,612

INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	61,769	—	(1,454)	(13,654)	—	46,661
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(3,405)	—	—	—	—	(3,405)

INCOME (LOSS) BEFORE INCOME TAXES	58,364	—	(1,454)	(13,654)	—	43,256
Income tax (expense) benefit	(22,179)	—	553	5,194	—	(16,432)

INCOME (LOSS) FROM CONTINUING OPERATIONS	36,185	—	(901)	(8,460)	—	26,824
Income from discontinued operations, net of income tax expense	10,384	—	—	—	—	10,384
Gain from discontinued operations	27,515	—	—	—	—	27,515

NET INCOME (LOSS)	74,084	—	(901)	(8,460)	—	64,723
Dividends on preferred stock	—	—	—	(40,543)	—	(40,543)
Gain on redemption and repurchase of preferred stock	—	—	—	218,310	—	218,310

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$74,084	$—	$(901)	$169,307	$—	$242,490

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2004

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$9,535	$(14,864)	$(470)	$(23,373)	$—	$(29,172)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities, net of effects of acquisitions—
Depreciation and amortization	50,934	41,149	—	—	—	92,083
Amortization of bond premium and financing costs	1,172	1,609	—	1,207	—	3,988
Deferred income taxes, net	5,338	(9,469)	(288)	(3,949)	—	(8,368)
Noncash mandatorily redeemable preferred stock dividends	—	—	—	6,598	—	6,598
Gain on redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(5,069)	—	(5,069)
(Gain) loss on disposition of assets, net	(7)	27	—	—	—	20
Non-cash portion of extinguishment of debt	7	—	—	1,093	—	1,100
Cash used in operating activities of discontinued operations	(816)	—	—	—	—	(816)
Minority interests in income of subsidiaries	2,002	—	—	—	—	2,002
Other operating activities	194	—	—	—	—	194
Changes in current assets and liabilities—
Accounts receivable	1,031	4,647	—	—	—	5,678
Inventory	(3,101)	(3,088)	—	—	—	(6,189)
Prepaid expenses and other	(6,189)	(832)	10	—	—	(7,011)
Accounts payable	(15,008)	(5,458)	—	—	—	(20,466)
Accrued expenses	(2,130)	2,304	(14,163)	11,830	—	(2,159)
Deferred revenue and customer deposits	294	(782)	—	(7)	—	(495)

Net cash provided by (used in) operating activities	43,256	15,243	(14,911)	(11,670)	—	31,918

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(62,722)	(26,161)	—	—	—	(88,883)
Purchase of selected wireless licenses and properties	(29,416)	—	—	—	—	(29,416)
Receipt of funds held in escrow for contingencies on sold assets	7,185	4,169	—	—	—	11,354
Cash used in investing activities from discontinued operations	(140)	—	—	—	—	(140)
Cash received from exchange of assets	21,978	—	—	—	—	21,978
(Increase) decrease in receivable-affiliates	(22,379)	(5,463)	(62,849)	90,691	—	—
Other investing activities	1,027	2	—	(19)	—	1,010

Net cash (used in) provided by investing activities	(84,467)	(27,453)	(62,849)	90,672	—	(84,097)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	28,000	—	—	—	—	28,000
Repayments and purchases of long-term debt	(7,995)	—	—	(55,500)	—	(63,495)
Preferred stock dividends paid	—	—	—	(3,676)	—	(3,676)
Distributions to minority interest holders	(2,896)	—	—	—	—	(2,896)
Capital contribution from parent	—	—	65,300	(65,300)	—	—
Redemption and repurchase of exchangeable preferred stock	—	—	—	(12,835)	—	(12,835)
Investment in subsidiary	(2,300)	—	—	2,300	—	—
Other financing activities	(1,482)	(60)	—	9	—	(1,533)

Net cash provided by (used in) financing activities	13,327	(60)	65,300	(135,002)	—	(56,435)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(27,884)	(12,270)	(12,460)	(56,000)	—	(108,614)
CASH AND CASH EQUIVALENTS, beginning of period	59,387	27,505	60,501	60,846	—	208,239

CASH AND CASH EQUIVALENTS, end of period	$31,503	$15,235	$48,041	$4,846	$—	$99,625

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2003

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$36,185	$—	$(901)	$(8,460)	$—	$26,824
Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of effects of acquisitions—
Depreciation and amortization	41,262	—	—	—	—	41,262
Amortization of bond premium and financing costs	4,172	—	—	474	—	4,646
Deferred income taxes, net	(55,346)	—	(553)	64,812	—	8,913
Loss on disposition of assets, net	219	—	—	—	—	219
Cash used in operating activities of discontinued operations	31,239	—	—	—	—	31,239
Minority interests in income of subsidiaries	3,405	—	—	—	—	3,405
Changes in current assets and liabilities—
Accounts receivable	(4,121)	—	—	—	—	(4,121)
Inventory	(7,699)	—	—	—	—	(7,699)
Prepaid expenses and other	(3,579)	—	9	(99)	—	(3,669)
Accounts payable	7,891	—	—	—	—	7,891
Accrued expenses	(3,622)	—	2,263	(3,181)	—	(4,540)
Deferred revenue and customer deposits	341	—	—	—	—	341

Net cash provided by operating activities	50,347	—	818	53,546	—	104,711

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(48,537)	—	—	—	—	(48,537)
Receipt of funds held in escrow for contingencies on sold assets	7,094	—	—	—	—	7,094
Cash used in investing activities from discontinued operations	(2,045)	—	—	—	—	(2,045)
(Increase) decrease in receivable-affiliates	38,242	—	(36,052)	(5,976)	—	(3,786)
Other investing activities	(7,071)	—	—	212	—	(6,859)

Net cash used in investing activities	(12,317)	—	(36,052)	(5,764)	—	(54,133)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments and purchases of long-term debt	(35,183)	—	—	—	—	(35,183)
Preferred stock dividends paid	—	—	—	(10,844)	—	(10,844)
Distributions to minority interest holders	(3,866)	—	—	—	—	(3,866)
Redemption and repurchase of exchangeable preferred stock	—	—	—	(36,593)	—	(36,593)
Other financing activities	(664)	—	—	(47)	—	(711)

Net cash used in financing activities	(39,713)	—	—	(47,484)	—	(87,197)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,683)	—	(35,234)	298	—	(36,619)
CASH AND CASH EQUIVALENTS, beginning of period	111,228	—	152,938	27,887	—	292,053

CASH AND CASH EQUIVALENTS, end of period	$109,545	$—	$117,704	$28,185	$—	$255,434

      Set forth below is supplemental consolidating financial information as required by DCC’s indenture for its 8 7/8% senior notes due 2013, and by the DCS credit facility. Included are the consolidating Balance Sheet, Statement of Operations and Statement of Cash Flows of Dobson Communications Corporation as of December 31, 2004, and for the year ended December 31, 2004. Neither DCS, American Cellular nor their subsidiaries guaranty any of DCC’s outstanding debt. DCC, DCS and its subsidiaries do not guaranty any of American Cellular’s outstanding debt.

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2003

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$59,387	$27,505	$60,501	$60,846	$—	$208,239
Restricted cash and investments	7,179	4,165	—	—	—	11,344
Accounts receivable	61,903	35,415	—	—	—	97,318
Inventory	8,642	3,752	—	—	—	12,394
Prepaid expenses and other	16,945	8,301	10	—	—	25,256

Total current assets	154,056	79,138	60,511	60,846	—	354,551

PROPERTY, PLANT AND EQUIPMENT, net	331,434	205,200	—	—	—	536,634

OTHER ASSETS:
Net intercompany (payable) receivable	(71,353)	7,059	(59,780)	138,236	(14,162)	—
Restricted assets	4,171	—	—	—	—	4,171
Goodwill	31,784	570,525	9,676	1,142	—	603,451
Wireless license acquisition costs	1,076,083	669,169	—	4,423	—	1,759,351
Deferred financing costs, net	14,611	18,044	—	18,714	—	51,369
Other intangibles, net	19,127	75,253	—	—	—	94,380
Assets of discontinued operations	70,043	—	—	—	—	70,043
Other non-current assets	4,378	620	—	1,561,364	(1,561,372)	4,990

Total other assets	1,148,844	1,340,670	(50,104)	1,723,879	(1,575,534)	2,587,755

Total assets	$1,634,334	$1,625,008	$10,407	$1,784,725	$(1,575,534)	$3,478,940

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$86,506	$17,934	$—	$—	$—	$104,440
Accrued expenses	21,520	10,865	—	170	—	32,555
Accrued interest	2,773	39,557	14,162	31,777	(14,162)	74,107
Deferred revenue and customer deposits	14,414	12,526	—	7	—	26,947
Current portion of long-term debt	5,500	—	—	—	—	5,500
Accrued dividends payable	—	—	—	8,604	—	8,604
Current portion of obligations under capital leases	782	—	—	—	—	782

Total current liabilities	131,495	80,882	14,162	40,558	(14,162)	252,935

OTHER LIABILITIES:
Long-term debt, net of current portion	548,370	912,851	—	948,463	—	2,409,684
Deferred tax liabilities	136,691	169,162	835	97,089	(117,929)	285,848
Senior exchangeable preferred stock, net	—	—	—	253,260	—	253,260
Liabilities of discontinued operations	27,823	—	—	—	—	27,823
Other non-current liabilities	6,495	6,814	—	—	—	13,309
SERIES F CONVERTIBLE PREFERRED STOCK	—	—	—	122,536	—	122,536
STOCKHOLDERS’ EQUITY (DEFICIT):
Total stockholders’ equity (deficit)	783,460	455,299	(4,590)	322,819	(1,443,443)	113,545

Total liabilities and stockholders’ equity (deficit)	$1,634,334	$1,625,008	$10,407	$1,784,725	$(1,575,534)	$3,478,940

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2002

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$111,228	$—	$152,938	$27,887	$—	$292,053
Restricted assets	7,098	—	—	—	—	7,098
Accounts receivable	55,865	—	—	—	—	55,865
Inventory	5,645	—	—	—	—	5,645
Prepaid expenses and other	5,985	—	10	—	—	5,995

Total current assets	185,821	—	152,948	27,887	—	366,656

PROPERTY, PLANT AND EQUIPMENT, net	251,727	—	53	—	—	251,780

OTHER ASSETS:
Net intercompany (payable) receivable	(31,900)	—	(145,746)	177,646	—	—
Restricted assets	7,098	—	—	—	—	7,098
Wireless license acquisition costs	983,446	—	—	4,423	—	987,869
Deferred financing costs, net	43,206	—	—	6,731	—	49,937
Other intangibles, net	18,797	—	—	—	—	18,797
Assets of discontinued operations	251,405	—	—	—	—	251,405
Other non-current assets	26,945	—	1,915	569,411	(571,326)	26,945

Total other assets	1,298,997	—	(143,831)	758,211	(571,326)	1,342,051

Total assets	$1,736,545	$—	$9,170	$786,098	$(571,326)	1,960,487

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$51,073	$—	$—	—	$—	$51,073
Accrued expenses	18,690	—	—	—	—	18,690
Accrued interest	8,070	—	9,600	6,845	—	24,515
Deferred revenue and customer deposits	12,145	—	—	6	—	12,151
Current portion of long-term debt	50,704	—	—	—	—	50,704
Accrued dividends payable	—	—	—	37,251	—	37,251
Current portion of obligations under capital leases	1,324	—	—	—	—	1,324

Total current liabilities	142,006	—	9,600	44,102	—	195,708

OTHER LIABILITIES:
Long-term debt, net of current portion	935,678	—	—	298,258	(11,500)	1,222,436
Deferred tax liabilities	130,767	—	2,098	(82,996)	—	49,869
Minority interest	7,892	—	—	—	—	7,892
Liabilities of discontinued operations	66,700	—	—	—	—	66,700
Other non-current liabilities	2,610	—	—	—	—	2,610
Senior exchangeable preferred stock, net	—	—	—	558,344	—	558,344
Series A preferred stock, net	—	—	—	200,000	—	200,000
STOCKHOLDERS’ (DEFICIT) EQUITY:
Total stockholders’ equity (deficit)	450,892	—	(2,528)	(231,610)	(559,826)	(343,072)

Total liabilities and stockholders’ equity (deficit)	$1,736,545	$—	$9,170	$786,098	$(571,326)	$1,960,487

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2003

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
OPERATING REVENUE:
Service revenue	$388,858	$117,002	$—	$—	$—	$505,860
Roaming revenue	161,251	39,948	—	—	—	201,199
Equipment and other revenue	25,320	5,673	—	—	(2,298)	28,695

Total operating revenue	575,429	162,623	—	—	(2,298)	735,754

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	138,564	35,460	—	—	(588)	173,436
Cost of equipment	41,508	15,104	—	—	—	56,612
Marketing and selling	58,530	21,017	—	—	—	79,547
General and administrative	76,588	31,210	20	—	(1,710)	106,108
Depreciation and amortization	90,777	28,647	—	—	—	119,424

Total operating expenses	405,967	131,438	20	—	(2,298)	535,127

OPERATING INCOME (LOSS)	169,462	31,185	(20)	—	—	200,627

OTHER (EXPENSE) INCOME:
Interest expense	(53,735)	(37,773)	(4,563)	(49,375)	7,298	(138,148)
Loss from extinguishment of debt	(52,277)	—	—	—	—	(52,277)
Loss from redemption and repurchase of mandatorily redeemable preferred stock	—	—	—	(26,777)	—	(26,777)
Dividends on mandatorily redeemable preferred stock	—	—	—	(30,568)	—	(30,568)
Dividend from DCS	—	—	—	295,438	(295,438)	—
Dividend from ACC	—	—	—	14,900	(14,900)	—
Other income (expense), net	6,309	(426)	1,257	3,987	(7,298)	3,829

INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	69,759	(7,014)	(3,326)	207,605	(310,338)	(43,314)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(6,541)	—	—	—	—	(6,541)

INCOME (LOSS) BEFORE INCOME TAXES	63,218	(7,014)	(3,326)	207,605	(310,338)	(49,855)
Income tax (expense) benefit	(22,023)	2,665	1,264	(100,680)	117,929	(845)

INCOME (LOSS) FROM CONTINUING OPERATIONS	41,195	(4,349)	(2,062)	106,925	(192,409)	(50,700)
Income from discontinued operations and disposal of discontinued operations, net of income tax expense	26,731	—	—	—	—	26,731

NET INCOME (LOSS)	67,926	(4,349)	(2,062)	106,925	(192,409)	(23,969)
Dividends on preferred stock	—	—	—	(43,300)	—	(43,300)
Gain on redemption and repurchase of preferred stock	—	—	—	218,310	—	218,310

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$67,926	$(4,349)	$(2,062)	$281,935	$(192,409)	$151,041

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2002

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
OPERATING REVENUE:
Service revenue	$322,825	$—	$—	$291	$—	$323,116
Roaming revenue	176,150	—	—	—	—	176,150
Equipment and other revenue	17,504	—	—	—	—	17,504

Total operating revenue	516,479	—	—	291	—	516,770

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	138,240	—	—	—	—	138,240
Cost of equipment	40,331	—	—	—	—	40,331
Marketing and selling	61,581	—	—	—	—	61,581
General and administrative	65,741	—	10	722	—	66,473
Depreciation and amortization	75,181	—	—	—	—	75,181

Total operating expenses	381,074	—	10	722	—	381,806

OPERATING INCOME (LOSS)	135,405	—	(10)	(431)	—	134,964

OTHER (EXPENSE) INCOME:
Interest expense	(78,113)	—	(9,600)	(20,618)	—	(108,331)
(Loss) gain from extinguishment of debt	2,202	—	—	—	—	2,202
Loss from investment in joint venture	—	—	—	(184,381)	—	(184,381)
Other income (expense), net	11,749	—	2,897	(16,282)	—	(1,636)

INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	71,243	—	(6,713)	(221,712)	—	(157,182)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(6,521)	—	—	—	—	(6,521)

INCOME (LOSS) BEFORE INCOME TAXES	64,722	—	(6,713)	(221,712)	—	(163,703)
Income tax (expense) benefit	(24,594)	—	2,551	74,220	—	52,177

INCOME (LOSS) FROM CONTINUING OPERATIONS	40,128	—	(4,162)	(147,492)	—	(111,526)
Income from discontinued operations, net of income tax expense	24,454	—	—	—	—	24,454
Loss from discontinued operations from investment in joint venture	—	—	—	(327)	—	(327)
Gain on discontinued operations	88,315	—	—	—	—	88,315
Gain on discontinued operations from investment in joint venture	—	—	—	6,736	—	6,736

INCOME (LOSS) BEFORE CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE	152,897	—	(4,162)	(141,083)	—	7,652
Loss from cumulative change in accounting principle	(33,294)	—	—	—	—	(33,294)
Loss from cumulative change in accounting principle
from investment in joint venture	—	—	—	(140,820)	—	(140,820)

NET INCOME (LOSS)	119,603	—	(4,162)	(281,903)	—	(166,462)
Dividends on preferred stock	—	—	—	(94,451)	—	(94,451)
Gain on redemption of preferred stock	—	—	—	67,837	—	67,837

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$119,603	$—	$(4,162)	$(308,517)	$—	$(193,076)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2001

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
OPERATING REVENUE:
Service revenue	$281,499	$—	$—	$6	$—	$281,505
Roaming revenue	186,678	—	—	—	—	186,678
Equipment and other revenue	19,191	—	—	—	—	19,191

Total operating revenue	487,368	—	—	6	—	487,374

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	138,565	—	—	—	—	138,565
Cost of equipment	43,917	—	—	—	—	43,917
Marketing and selling	62,089	—	—	—	—	62,089
General and administrative	60,504	—	3	1	—	60,508
Depreciation and amortization	155,724	—	—	—	—	155,724

Total operating expenses	460,799	—	3	1	—	460,803

OPERATING INCOME	26,569	—	(3)	5	—	26,571

OTHER (EXPENSE) INCOME:
Interest expense	(101,082)	—	—	(28,072)	—	(129,154)
Loss from investment in joint venture	—	—	—	(69,181)	—	(69,181)
Other income, net	1,849	—	3,346	6,048	—	11,243

LOSS BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	(72,664)	—	3,343	(91,200)	—	(160,521)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(5,517)	—	—	—	—	(5,517)

LOSS BEFORE INCOME TAXES	(78,181)	—	3,343	(91,200)	—	(166,038)
Income tax benefit	29,709	—	(1,271)	8,206	—	36,644

LOSS FROM CONTINUING OPERATIONS	(48,472)	—	2,072	(82,994)	—	(129,394)
Income from discontinued operations, net of income tax expense	1,820	—	—	—	—	1,820
Loss from discontinued operations from investment in joint venture	—	—	—	(720)	—	(720)

NET LOSS	(46,652)	—	2,072	(83,714)	—	(128,294)
Dividends on preferred stock	—	—	—	(86,325)	—	(86,325)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(46,652)	$—	$2,072	$(170,039)	$—	$(214,619)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2003

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$41,195	$(4,349)	$(2,062)	$106,925	$(192,409)	$(50,700)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities, net of effects of acquisitions—
Depreciation and amortization	90,777	28,647	—	—	—	119,424
Amortization of bond premium and financing costs	6,379	1,075	—	1,433	—	8,887
Deferred income taxes	(54,897)	(2,363)	(1,264)	(118,421)	180,578	3,633
Noncash mandatorily redeemable preferred stock dividends	—	—	—	7,174	—	7,174
Cash provided by operating activities of discontinued operations	25,366	—	—	—	—	25,366
Gain on disposition of assets, net	244	1	—	—	—	245
Loss on extinguishment of debt	52,277	—	—	—	—	52,277
Loss from redemption and repurchase of preferred stock	—	—	—	26,777	—	26,777
Minority interests in income of subsidiaries	6,541	—	—	—	—	6,541
Changes in current assets and liabilities—
Accounts receivable	5,847	11,003	—	—	—	16,850
Inventory	(2,861)	(343)	—	—	—	(3,204)
Prepaid expenses and other	(1,838)	864	—	—	—	(974)
Accounts payable	26,138	(6,112)	—	—	—	20,026
Accrued expenses	(7,374)	18,761	4,562	8,755	—	24,704
Deferred revenue and customer deposits	1,487	1,275	—	—	—	2,762

Net cash provided by (used in) operating activities	189,281	48,459	1,236	32,643	(11,831)	259,788

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(122,511)	(41,410)	—	—	—	(163,921)
Purchase of wireless license and properties	(123)	—	(7,659)	(49,877)	—	(57,659)
Cash acquired through acquisition of American Cellular Corporation	—	35,819	—	—	—	35,819
(Increase) decrease in receivable—affiliates	35,875	(17,422)	(85,955)	(23,507)	81,831	(9,178)
Proceeds from sale of property, plant and equipment	13	—	—	—	—	13
Refund of funds held in escrow for contingencies on sold assets	7,094	—	—	—	—	7,094
Cash used in investing activities from discontinued operations	(4,966)	—	—	—	—	(4,966)
Other investing activities	17,251	—	(59)	(3,739)	—	13,453

Net cash (used in) provided by investing activities	(67,367)	(23,013)	(93,673)	(77,123)	81,831	(179,345)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	620,000	900,000	—	650,000	(70,000)	2,100,000
Repayments of long-term debt	(997,225)	(864,294)	—	11,500	—	(1,850,019)
Distributions to partners	(8,040)	—	—	—	—	(8,040)
Preferred stock dividends	—	—	—	(12,008)	—	(12,008)
Issuance of common stock	—	—	—	903	—	903
Redemption and repurchases of exchangeable preferred stock	—	—	—	(347,588)	—	(347,588)
Capital contribution from parent	527,000	—	—	(527,000)	—	—
Dividend to parent	(295,438)	(14,900)	—	310,338	—	—
Deferred financing costs	(15,082)	(18,831)	—	(13,192)	—	(47,105)
Other financing activities	(4,970)	84	—	4,486	—	(400)

Net cash (used in) provided by financing activities	(173,755)	2,059	—	77,439	(70,000)	(164,257)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(51,841)	27,505	(92,437)	32,959	—	(83,814)
CASH AND CASH EQUIVALENTS, beginning of period	111,228	—	152,938	27,887	—	292,053

CASH AND CASH EQUIVALENTS, end of period	$59,387	$27,505	$60,501	$60,846	$—	$208,239

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2002

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$40,128	$—	$(4,162)	$(147,492)	$—	$(111,526)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities, net of effects of acquisitions—
Depreciation and amortization	75,181	—	—	—	—	75,181
Amortization of bond premium and financing costs	8,330	—	—	2,602	—	10,932
Deferred income taxes, net	29,057	—	1,097	(65,686)	—	(35,532)
(Gain) loss on disposition of assets, net	1,287	—	—	—	—	1,287
Loss from extinguishment of debt	—	—	—	(2,202)	—	(2,202)
Cash used in operating activities of discontinued operations	25,439	—	—	—	—	25,439
Minority interests in income of subsidiaries	6,521	—	—	—	—	6,521
Loss from investment in joint venture	—	—	—	184,381	—	184,381
Other operating activities	—	—	—	(2,262)	—	(2,262)
Changes in current assets and liabilities—
Accounts receivable	19,120	—	—	19,065	—	38,185
Inventory	15,250	—	—	—	—	15,250
Prepaid expenses and other	1,187	—	(10)	101	—	1,278
Accounts payable	(18,003)	—	—	—	—	(18,003)
Accrued expenses	(2,558)	—	9,598	(8,824)	—	(1,784)
Deferred revenue and customer deposits	326	—	—	—	—	326

Net cash provided by (used in) operating activities	201,265	—	6,523	(20,317)	—	187,471

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(72,878)	—	—	—	—	(72,878)
Purchase of selected wireless licenses and properties	(16,629)	—	—	—	—	(16,629)
Receipt of funds held in escrow for contingencies on sold assets	—	—	107,300	—	—	107,300
Cash used in investing activities from discontinued operations	(11,264)	—	—	—	—	(11,264)
Net proceeds from sale of discontinued assets	336,043	—	—	—	—	336,043
(Increase) decrease in receivable—affiliates	1,123	—	(104,614)	103,975	—	484
Other investing activities	1,681	—	(52)	(106)	—	1,523

Net cash provided by investing activities	238,076	—	2,634	103,869	—	344,579

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	389,500	—	—	—	—	389,500
Repayments and purchases of long-term debt	(725,567)	—	(40)	(320)	—	(725,927)
Purchase of senior notes	—	—	—	(8,863)	—	(8,863)
Purchase of common stock	—	—	—	(7,797)	—	(7,797)
Distributions to minority interest holders	(6,549)	—	—	—	—	(6,549)
Redemption and repurchase of exchangeable preferred stock	—	—	—	(38,691)	—	(38,691)
Deferred financing costs	(21)	—	—	(169)	—	(190)
Other financing activities	93	—	—	(1,526)	—	(1,433)

Net cash (used in) provided by financing activities	(342,544)	—	(40)	(57,366)	—	(399,950)

NET INCREASE IN CASH AND CASH EQUIVALENTS	96,797	—	9,117	26,186	—	132,100
CASH AND CASH EQUIVALENTS, beginning of period	14,431	—	143,821	1,701	—	159,953

CASH AND CASH EQUIVALENTS, end of period	$111,228	$—	$152,938	$27,887	$—	$292,053

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2001

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
(Loss) income from continuing operations	$(48,472)	$—	$2,072	$(82,994)	$—	$(129,394)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities, net of effects of acquisitions—
Depreciation and amortization	155,724	—	—	—	—	155,724
Amortization of bond premium and financing costs	8,312	—	—	1,124	—	9,463
Deferred income taxes, net	(40,702)	—	1,271	(6,043)	—	(45,474)
(Gain) loss on disposition of assets, net	604	—	—	—	—	604
Cash used in operating activities of discontinued operations	58,306	—	—	—	—	58,306
Minority interests in income of subsidiaries	5,517	—	—	—	—	5,517
Loss from investment in joint venture	—	—	—	69,181	—	69,181
Other operating activities	—	—	—	(2,139)	—	(2,139)
Changes in current assets and liabilities—
Accounts receivable	(15,289)	—	—	—	—	(15,289)
Inventory	(11,069)	—	—	—	—	(11,069)
Prepaid expenses and other	(2,839)	—	—	—	—	(2,839)
Accounts payable	2,008	—	—	—	—	2,008
Accrued expenses	9,862	—	(48)	(817)	—	8,997
Deferred revenue and customer deposits	3,589	—	—	—	—	3,589

Net cash provided by (used in) operating activities	125,551	—	3,295	(21,688)	—	107,158

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(82,767)	—	—	—	—	(82,767)
Purchase of selected wireless licenses and properties	(3,122)	—	—	—	—	(3,122)
Deposits on wireless licenses	—	—	(59,215)	—	—	(59,215)
Cash used in investing activities from discontinued operations	(28,684)	—	—	—	—	(28,684)
Investment in joint venture	—	—	—	(51,414)	—	(51,414)
Decrease (increase) in receivable—affiliates	(7,089)	—	203,142	(197,566)	—	(1,513)
Other investing activities	2,647	—	—	—	—	2,647

Net cash used in investing activities	(119,015)	—	143,927	(248,980)	—	(224,068)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	630,000	—	—	—	—	630,000
Repayments and purchases of long-term debt	(696,000)	—	(3,401)	—	—	(699,401)
Maturities of restricted investments	27,107	—	—	—	—	27,107
Issuance of common stock	—	—	—	941	—	941
Purchase of common stock	—	—	—	(18,460)	—	(18,460)
Issuance of preferred stock	—	—	—	200,000	—	200,000
Distributions to minority interest holders	(4,734)	—	—	—	—	(4,734)
Capital contribution from parent	32,000	—	—	(32,000)	—	—
Other financing activities	(147)	—	—	(365)	—	(512)

Net cash (used in) provided by financing activities	(11,774)	—	(3,401)	150,116	—	134,941

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,238)	—	143,821	(120,552)	—	18,031
CASH AND CASH EQUIVALENTS, beginning of period	19,669	—	—	122,253	—	141,922

CASH AND CASH EQUIVALENTS, end of period	$14,431	$—	$143,821	1,701	$—	$159,953